UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

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DiamondRock Hospitality Company
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March 26, 2021
Dear Stockholder:
You are cordially invited to attend the 2021 annual meeting of stockholders of DiamondRock Hospitality Company, a Maryland corporation, to be held on Wednesday, May 5, 2021 at 10:00 a.m. local time. Due to the ongoing COVID-19 pandemic, the annual meeting will be held entirely via live audio webcast that can be accessed by visiting www.virtualshareholdermeeting.com/DRH2021, where you will be able to listen to the meeting live, submit questions and vote. Please see the “Questions and Answers About the Annual Meeting” section of this proxy statement for more details regarding the logistics of the virtual annual meeting, including the ability of stockholders to submit questions, and technical details and support related to accessing the virtual platform for the annual meeting.

The attached proxy statement, accompanied by the notice of the meeting, describes the matters expected to be acted upon at the meeting. We urge you to review these materials carefully and to use this opportunity to take part in the affairs of DiamondRock Hospitality Company by voting on the matters described in this proxy statement. We hope that you will be able to attend the meeting.
Your vote is important. Whether or not you plan to attend the meeting, please complete the enclosed proxy card and return it as promptly as possible or authorize a proxy to vote your shares by calling the toll-free telephone number or via the Internet. The enclosed proxy card contains instructions regarding all three methods of voting. If you attend the meeting, you may continue to have your shares voted as you have previously instructed or you may withdraw your proxy and vote your shares in person at the meeting.
We look forward to seeing you at the meeting.

Sincerely,

MARK W. BRUGGER
President & Chief Executive Officer

DIAMONDROCK HOSPITALITY COMPANY
2 Bethesda Metro Center
Suite 1400
Bethesda, MD 20814
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held On May 5, 2021

The 2021 annual meeting of stockholders of DiamondRock Hospitality Company, a Maryland corporation, will be held on Wednesday, May 5, 2021 at 10:00 a.m. local time, via live audio webcast that can be accessed by visiting: www.virtualshareholdermeeting.com/DRH2021
1.    To elect eight directors nominated by our Board of Directors, each to serve until the next annual meeting of our stockholders and until their respective successors are duly elected and qualify;
2.    To approve on a non-binding, advisory basis, our named executive officer compensation;
3.    To ratify the appointment of KPMG LLP as independent auditors of DiamondRock Hospitality Company for the fiscal year ending December 31, 2021; and
4.    To consider and act upon any other matters that may properly come before the annual meeting and at any postponement or adjournment thereof.
You may vote if you were a stockholder of record as of the close of business on March 8, 2021. If you do not plan to attend the meeting and vote your shares of common stock at the meeting please authorize a proxy to vote your shares in one of the following ways:
•Use the toll-free telephone number shown on your proxy card (this call is toll-free if made in the United States or Canada);
•Go to the website address shown on your proxy card and authorize a proxy via the Internet; or
•Mark, sign and date the enclosed proxy card and promptly return it in the postage-paid envelope.
Any proxy may be revoked at any time prior to its exercise at the annual meeting.

BY ORDER OF THE BOARD OF DIRECTORS

WILLIAM J. TENNIS
Corporate Secretary

March 26, 2021
Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting To Be Held on May 5, 2021
The proxy statement and annual report to stockholders are available at www.proxyvote.com

PROXY STATEMENT
DiamondRock Hospitality Company
2 Bethesda Metro Center
Suite 1400
Bethesda, MD 20814

This proxy statement and the enclosed proxy card are being mailed to stockholders on or about March 26, 2021 and are furnished in connection with the solicitation of proxies by the Board of Directors of DiamondRock Hospitality Company, a Maryland corporation (“DiamondRock,” the “Company” or “us”), for exercise at the 2021 annual meeting of our stockholders to be held on Wednesday, May 5, 2021 at 10:00 a.m. local time via live audio webcast that can be accessed by visiting: www.virtualshareholdermeeting.com/DRH2021, and at any postponement or adjournment thereof.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING
What is the purpose of the annual meeting?
At the annual meeting, stockholders will be asked to consider and vote upon the following matters set forth in the accompanying notice of meeting: (i) the election of directors nominated by our Board of Directors, (ii) a non-binding, advisory vote on executive compensation, (iii) the ratification of the appointment of KPMG LLP as our independent auditors for 2021 and (iv) any other matters that may properly come before the annual meeting for a vote.
Who is entitled to vote?
If our records show that you were a stockholder of record (i.e., a “registered stockholder”), or if you held shares of our common stock in "street name" through a bank, broker or other nominee, as of the close of business on March 8, 2021, which is referred to in this proxy statement as the record date, you are entitled to receive notice of the annual meeting and to vote the shares of common stock that you held as of the record date. Each outstanding share of common stock entitles its holder of record to cast one vote on each matter to be voted upon.
How do I attend the virtual annual meeting?
All stockholders of record of shares of our common stock on the record date, or their designated proxies, will be able to attend and participate in the annual meeting online by accessing www.virtualshareholdermeeting.com/DRH2021 and attending the log in instructions below. Even if you plan to attend the annual meeting online, we recommend that you also vote by proxy as described herein so that your vote will be counted if you decide not to attend the annual meeting.

Access to the Audio Webcast of the Annual Meeting. The live audio webcast of the annual meeting will begin promptly at 10:00 a.m., Eastern Time. Online access to the audio webcast will open approximately thirty minutes prior to the start of the annual meeting to allow time for you to log in and test the computer audio system. We encourage our stockholders to access the annual meeting prior to the start time.

Log in Instructions. To attend the annual meeting, log in at www.virtualshareholdermeeting.com/DRH2021. Registered stockholders will need their unique 16-digit control number, which appears on the Notice and the proxy card sent to them. If you are not a registered stockholder but you hold shares in “street name” (i.e., your shares are held in an account maintained by a bank, broker, or other nominee) and you do not have a control number, please contact your broker, bank, or other nominee as soon as possible, so that you can be provided with a control number and gain access to the annual meeting.

Voting and Submitting Questions at the Virtual Annual Meeting. Stockholders will be able to vote electronically and submit questions during the virtual annual meeting. You are entitled to vote at the annual meeting if you were a stockholder as of the close of business on March 8, 2021.

Non-stockholders will not be permitted to attend the virtual annual meeting.

Technical Assistance. Beginning 30 minutes prior to the start of and during the annual meeting, we will have support team ready to assist shareholders with any technical difficulties they may have accessing or hearing the annual meeting. If you encounter any difficulties accessing the virtual annual meeting during the check-in or meeting time, call our support team which will be posted on www.virtualshareholdermeeting.com/DRH2021.
How do I vote?
Voting by Proxy for Shares Registered Directly in Your Name
If you are a registered stockholder, you may instruct the proxy holders named in the enclosed proxy card how to vote your shares of common stock by using the toll-free telephone number or the website listed on the proxy card or by marking, signing and dating the proxy card and mailing it in the postage-paid envelope provided.
•Vote by Telephone. You may authorize a proxy to vote your shares by telephone by calling the toll-free number listed on the accompanying proxy card at any time, 24 hours per day, until 11:59 p.m., Eastern Time, on May 4, 2021. When you call, please have your proxy card in hand, and you will receive a series of voice instructions that will allow you to authorize a proxy to vote your shares of common stock. You will be given the opportunity to confirm that your instructions have been properly recorded. IF YOU AUTHORIZE A PROXY BY TELEPHONE, YOU DO NOT NEED TO RETURN YOUR PROXY CARD.
•Vote by Internet. You may also authorize a proxy to vote your shares via the Internet. The website for authorizing a proxy is printed on your proxy card. Authorizing a proxy by Internet is available 24 hours per day until 11:59 p.m., Eastern Time, on May 4, 2021. As with telephone voting, you will be given the opportunity to confirm that your instructions have been properly recorded. IF YOU AUTHORIZE A PROXY VIA THE INTERNET, YOU DO NOT NEED TO RETURN YOUR PROXY CARD.
•Vote by Mail. You may also authorize a proxy to vote your shares by mail by marking, signing and dating your proxy card and returning in the postage-paid envelope provided.
Voting by Proxy for Shares Registered in Street Name
If your shares of common stock are held in street name, you will receive instructions from your broker, bank or other nominee which you must follow in order to have your shares of common stock voted in accordance with your instructions. The broker, bank or other nominee for your shares is required to follow your voting instructions. Accordingly, you will need to follow the directions you receive from your broker, bank or other nominee. Under the current rules of the New York Stock Exchange, or NYSE, if you do not give instructions to your broker, bank or other nominee, it will still be able to vote your shares with respect to certain “discretionary” items, but will not be allowed to vote your shares with respect to certain “non-discretionary” items. The ratification of KPMG LLP as our independent registered public accounting firm (proposal 3) is considered to be a discretionary item under the NYSE rules, and your broker, bank or other nominee will be able to vote on that item even if it does not receive instructions from you. The uncontested election of directors (proposal 1) and the non-binding, advisory resolution on executive compensation (proposal 2) are “non-discretionary” items. If you do not instruct your broker, bank or other nominee how to vote with respect to these items, it may not vote with respect to these proposals and those votes will be counted as “broker non-votes.” Broker non-votes are shares that are held in street name by a broker, bank or other nominee that returns a properly executed proxy but does not have discretionary authority to vote on a particular matter.
What constitutes a quorum?
The presence, in person or by proxy, of stockholders entitled to cast a majority of all the votes entitled to be cast at the annual meeting constitutes a quorum for the transaction of business at the annual meeting. As of the record date, there were 211,679,644 shares of common stock outstanding and entitled to vote at the annual meeting. Votes withheld for director nominees, abstentions or broker non-votes will be counted for purposes of determining whether a quorum is present for the transaction of business at the annual meeting. If a quorum is not present at the scheduled time of the meeting, the chairman may adjourn the meeting to another place, date or time until a quorum is present. The place, date and time of the adjourned meeting will be announced when the adjournment is taken and no other notice will be given unless the adjournment is to a date more than 120 days after the original record date or if, after the adjournment, a new record date is fixed for the adjourned meeting.
What is householding?
The rules of the Securities and Exchange Commission, or the SEC, allow for householding, which is the delivery of a single copy of an annual report and proxy statement to any address shared by two or more stockholders. Duplicate mailings can be eliminated by the consent of the household stockholders, or through implied consent if (1) it is believed that the stockholders are members of the same family, (2) the stockholders are notified that householding is to be used and (3) the stockholders do not request continuation of duplicate mailings. If you own shares of common stock in your own name as a holder of record, householding will not apply to your shares. If your shares of common stock are held in street name, depending upon the practices of your broker, bank or other nominee, you may need to contact them directly to discontinue duplicate mailings to your address. If you wish to revoke your consent to householding, you must contact your broker, bank or other nominee.
If you wish to request extra copies free of charge of our annual report or proxy statement, please send your request to DiamondRock Hospitality Company, 2 Bethesda Metro Center, Suite 1400, Bethesda, MD 20814, Attention: Corporate Secretary; or call us with your request at (240) 744-1150.
Will other matters be voted on at the meeting?
We are not currently aware of any other matters to be presented at the annual meeting other than those described in this proxy statement. If any other matters not described in the proxy statement are properly presented at the meeting, any proxies received by us will be voted in the discretion of the proxy holders.
May I revoke or change my proxy instructions?
You may revoke or change your proxy at any time before it has been exercised by: (1) filing a written revocation with our Corporate Secretary, c/o DiamondRock Hospitality Company, 2 Bethesda Metro Center, Suite 1400, Bethesda, MD 20814, (2) authorizing a new proxy by telephone, Internet or proxy card after the date of the previously submitted proxy, or (3) appearing at the virtual annual meeting, revoking your proxy and voting by ballot at the annual meeting.

Any stockholder of record as of the record date may vote at the virtual annual meeting, whether or not a proxy has been previously given, but the presence (without further action) of a stockholder at the virtual annual meeting will not constitute revocation of a previously given proxy.

How can I access the proxy materials?
For your review, our 2020 annual report, including a copy of our annual report filed with the SEC on Form 10-K (including financial statements for the fiscal year ended December 31, 2020), is being mailed to stockholders concurrently with this proxy statement. Although our annual report is not part of the proxy solicitation material, we recommend that you review our 2020 annual report prior to voting.
Our proxy statement, form of proxy card and annual report on Form 10-K for the fiscal year ended December 31, 2020 are available at http://www.drhc.com/annual_meeting.html.
How do I learn the results of the vote?
Voting results of the annual meeting will be disclosed on a Form 8-K filed with the SEC within four business days after the annual meeting.

PROPOSAL 1: ELECTION OF DIRECTORS
Introduction
Eight directors will be elected at our 2021 annual meeting of stockholders to serve until our 2022 annual meeting of stockholders and until their respective successors are duly elected and qualify.
The nominees are Mark W. Brugger, Timothy R. Chi, Michael A. Hartmeier, William W. McCarten, William J. Shaw, Bruce D. Wardinski, Kathleen A. (Wayton) Merrill and Tabassum Zalotrawala. Mr. Gilbert T. Ray and Ms. Maureen McAvey, current directors of the Company, are not standing for re-election. Each nominee for director was recommended by our Nominating and Corporate Governance Committee, which considered a number of factors, including the criteria for Board of Directors membership approved by our Board of Directors, and then was nominated by our Board of Directors. Each of the nominees, other than Tabassum Zalotrawala, is a current member of our Board of Directors. Mr. Hartmeier was initially recommended by certain directors on the Board and was subsequently recommended by our Nominating and Corporate Governance Committee and elected to our Board of Directors, effective October 1, 2020. Ms. Zalotrawala was initially recommended to our Board of Directors by a search firm and was subsequently recommended by our Nominating and Corporate Governance Committee, and our Board of Directors has nominated her for election at the 2021 annual meeting of stockholders.
Our Board of Directors anticipates that the nominees will serve, if elected, as directors. However, if any person nominated by our Board of Directors is unable to serve or for good cause will not serve, the proxies will be voted for the election of such other person as our Board of Directors may recommend unless our Board of Directors alternatively acts to reduce the size of our Board or maintain a vacancy on our Board in accordance with our Fourth Amended and Restated Bylaws, as amended, or our Bylaws.
Vote Required
The affirmative vote of a majority of all the votes cast at a meeting at which a quorum is present is necessary for the election of a director in an uncontested election, which means that the number of shares voted for a nominee must exceed the number of shares voted against the nominee. If you do not instruct your broker, bank or other nominee how to vote with respect to this proposal, your broker, bank or other nominee may not cast votes on your behalf with respect to this proposal. For purposes of the election of directors, abstentions and broker non-votes, if any, will not be counted as votes cast for or against a nominee’s election. If a nominee who is already serving as a director is not elected pursuant to this standard, the director must tender his or her resignation to our Board of Directors and our Nominating and Corporate Governance Committee will make a recommendation to our Board of Directors on whether to accept or reject the recommendation or take other action.
Recommendation
OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR EACH OF THE NOMINEES. PROPERLY AUTHORIZED PROXIES SOLICITED BY OUR BOARD OF DIRECTORS WILL BE VOTED FOR EACH OF THE NOMINEES UNLESS INSTRUCTIONS TO ABSTAIN ARE GIVEN.

Information Regarding the Nominees and Executive Officers
The following biographical descriptions set forth certain information with respect to the nominees for election as directors at our 2021 annual meeting and our executive officers who are not directors, based on information furnished to us by each nominee and executive officer as of March 1, 2021. The biographical description for the nominees also includes the specific experience, qualifications, attributes and skills that led to the conclusion by our Board of Directors that such person should serve as a director of the Company.
Certain information regarding our directors and senior executive officers is set forth below.

Name	Age	Position
William W. McCarten(1)	72	Chairman of our Board of Directors and Director
Mark W. Brugger	51	President, Chief Executive Officer and Director
Timothy R. Chi(1)	44	Director
Michael A. Hartmeier(1)	58	Director
William J. Shaw(1)	75	Director
Bruce D. Wardinski(1)	60	Lead Director
Kathleen A. (Wayton) Merrill(1)	61	Director
Tabassum Zalotrawala(1)	46	Nominee
Jeffrey J. Donnelly	50	Executive Vice President and Chief Financial Officer
Thomas G. Healy	54	Executive Vice President, Asset Management and Chief Operating Officer
Troy G. Furbay	54	Executive Vice President and Chief Investment Officer
William J. Tennis	66	Executive Vice President, General Counsel and Corporate Secretary

(1)	Independent Director
The following is a summary of certain biographical information concerning our nominees and senior executive officers:
Nominees
William W. McCarten has served as our Chairman of the Board of Directors and has been a member of our Board of Directors since our formation in 2004. Mr. McCarten was also our Chief Executive Officer from our formation in 2004 until his retirement in September 2008. He also serves on the Board of Directors of Cracker Barrel Old Country Store (Nasdaq: CBRL) and Marriott Vacations Worldwide Corporation (NYSE: VAC).
Mr. McCarten’s prior work experience includes roles with the Marriott Corporation, or Marriott International, Inc. (Nasdaq: MAR), and its related entities for over 25 years until January 2004. Among his many positions during those 25 years, Mr. McCarten served as the Chief Executive Officer of HMSHost Corporation, formerly Host Marriott Services Corporation, a publicly-held developer and operator of restaurant and retail concessions in travel and entertainment venues listed on the NYSE from 1995 to 2000. In addition, he served as non-executive Chairman of HMSHost Corporation from 2000 to 2001. Mr. McCarten also served as President of Marriott International's Services Group from 2001 to 2003, which include Marriott's senior living and distribution businesses. Mr. McCarten received his B.S. in Accounting from the McIntire School of Commerce at the University of Virginia in 1970. He served on the Advisory Board of the McIntire School from 1981 to 1996. Our Board of Directors has determined that Mr. McCarten’s qualifications to serve on our Board of Directors include his extensive experience in the lodging industry with over 25 years of experience with the Marriott organization, a leading worldwide hotel brand, franchise and management company. Mr. McCarten has developed a broad network of hotel industry contacts and relationships, including relationships with hotel owners, operators and other key industry participants. Prior to joining Marriott, Mr. McCarten was an accountant with Arthur Andersen & Co. from 1970 to 1979.

Mr. McCarten received his B.S. in Accounting from the McIntire School of Commerce at the University of Virginia in 1970. He served on the Advisory Board of the McIntire School from 1981 to 1996.

Mark W. Brugger has served as our Chief Executive Officer since September 1, 2008 and is a member of our Board of Directors. Mr. Brugger was a co-founder of the Company having served as Executive Vice President, Chief Financial Officer and Treasurer prior to being promoted to Chief Executive Officer. He has received recognition for his work at DiamondRock, including being named to Forbes' list of America’s Most Powerful CEOs 40 and Under. Mr. Brugger also served as a member of the Board of Directors of Chambers Street Properties from 2013 to 2015, resigning shortly before it merged with another publicly-traded company. Mr. Brugger is a member of the Urban Land Institute and serves on the Board of Directors of the American Hotel & Lodging Association.
Mr. Brugger’s prior work experience includes several roles at Marriott International, Inc. from 2000 to 2004, including the Chief Executive Officer of their synthetic fuels company and Vice President of Project Finance. From 1997 to 2000, Mr. Brugger served as Vice President of Investment Sales of Transwestern Commercial Services, formerly the Carey Winston Company. From 1995 to 1997, Mr. Brugger was the Land Development Director for Brookfield Residential Properties, Inc. (formerly Coscan Washington, Inc.). Mr. Brugger received a Juris Doctorate cum laude from American University Washington College School of Law in 1995 and a B.A. from the University of Maryland at College Park in 1992. Our Board of Directors has determined that Mr. Brugger’s qualifications to serve on our Board of Directors include his extensive experience in real estate and finance with over 20 years of experience. His experience includes serving as the Chief Financial Officer of DiamondRock for four years, as well as several billion dollars of real estate and finance transactional experience, including structured finance transactions, acquisitions, dispositions and financings of investment properties.
Timothy R. Chi has been a member of our Board of Directors since June 2015. Mr. Chi is the co-founder and Chief Executive Officer of The Knot Worldwide, Inc. (formerly WeddingWire Inc.), a leading global marketplace serving the wedding and events industry worldwide. Previously, Mr. Chi co-founded Blackboard Inc. in 1998, where he pioneered many of Blackboard’s product and strategic initiatives and played a critical role in the success of the company through its public offering in 2004. Mr. Chi holds a B.S. degree in Operations Research/Industrial Engineering from Cornell University and a Master’s of Science degree in Engineering Management from Tufts University. Our Board of Directors has determined that Mr. Chi’s qualifications to serve on our Board of Directors include his experience as a CEO of a major corporation, co-founder of Blackboard, Inc., and his depth of knowledge of social media and the technology industry.
Michael A. Hartmeier has been a member of our Board of Directors since October 2020. Mr. Hartmeier has served as a member of the board of directors of Full House Resorts, Inc. (Nasdaq: FLL) since December 2020. Mr. Hartmeier is the former Group Head of Lodging, Gaming and Leisure Investment Banking at Lehman Brothers, and its successor Barclays, which he led from 2000 to 2020. Prior to this role, he served as Group Head of the Gaming Investment Group of Credit Suisse First Boston from 1995 to 2000. Mr. Hartmeier has extensive experience identifying, analyzing and evaluating strategic and financial transactions for brands, management companies and real estate owners in the lodging sector. In the lodging real estate investment trust (“REIT”) sector, he served as advisor on numerous high profile mergers and acquisitions. Mr. Hartmeier received a Masters in Business Administration from Harvard Business School and a B.A. in Economics-Business from the University of California at Los Angeles. While at UCLA, he was awarded the Pacific-10 Conference Medal. He is a CPA (non-practicing) and began his career as an auditor at Price Waterhouse. Our Board of Directors has determined that Mr. Hartmeier’s qualifications to serve on our Board of Directors include his extensive experience in finance and advising companies in the lodging sector, including REITs, and his experience advising companies throughout his more than 25-year career in investment banking.

William J. Shaw has been a member of our Board of Directors since October 2016. He has served as a director of Marriott Vacation Worldwide Corporation (NYSE: VAC) since July 2011 and as Chairman of the Board of Marriott Vacation Worldwide Corporation since November 2011. He served as Vice Chairman of Marriott International (Nasdaq: MAR) from May 2009 until his retirement in March 2011. He previously served as President and Chief Operating Officer of Marriott International from 1997 until May 2009. He held several other roles at Marriott International since joining Marriott in 1974. Mr. Shaw serves on the Board of Directors of The Carlyle Group, Inc. He also serves on the Board of Trustees of the University of Notre Dame, the Board of Trustees of Suburban Hospital and the J.W. Marriott Family Enterprises. Mr. Shaw previously served on the Board of Directors of Marriott International and also served on the Board of Trustees of three funds in the American Family of Mutual Funds. Our Board of Directors has determined that Mr. Shaw's qualifications to serve on our Board of Directors include his extensive management experience with Marriott International, his prominent status in the hospitality industry and wealth of knowledge in dealing with financial and accounting matters as a result of his prior service in financial and accounting positions at Marriott International, including as its Chief Financial Officer, and his experience as a board member of publicly-traded companies.
Bruce D. Wardinski has been a member of our Board of Directors since January 2013. Mr. Wardinski is the founder and Chief Executive Officer of Playa Hotels & Resorts N.V. (Nasdaq: PLYA), an owner of all-inclusive resorts located in Mexico and the Caribbean. Prior to forming Playa, Mr. Wardinski served as CEO of Barceló Crestline Corporation (“BCC”) from June 2002 until December 2010. He also served as Chairman, President and CEO of Crestline Capital Corporation (NYSE: CLJ) prior to BCC’s acquisition in June 2002. In 2003, Mr. Wardinski formed and became Chairman of the Board of Highland Hospitality Company (NYSE: HIH). He has also worked with Host Hotels & Resorts, Inc. (NYSE: HST) in the role of Senior Vice President and Treasurer. Mr. Wardinski graduated with honors from the University of Virginia and earned an MBA in Finance from the Wharton School of Business at the University of Pennsylvania. He currently serves as Chairman of ServiceSource Foundation, a non-profit advocacy group representing people with disabilities, and serves on the boards of George Mason University Foundation and James Madison University College of Business Board of Advisors. Our Board of Directors has determined that Mr. Wardinski’s qualifications to serve on our Board of Directors include his extensive experience in the hospitality industry with both private and public companies.
Kathleen A. Merrill has been a member of our Board of Directors since February 2019. Mrs. Merrill currently serves as Senior Vice President and Chief Information Officer of Southwest Airlines, a position she has held since 2017. In this position, she is responsible for leading all of the airline’s technology efforts to support strategic capabilities. Prior to serving in this position, she also served at Southwest Airlines as Vice President of Business Transformation, Corporate Delivery and Technology from 2012 to 2017, as well as Vice President of Strategic Planning and Implementation from 2008 to 2012 and in various technology positions prior to 2008. Prior to joining Southwest Airlines in 2004, Mrs. Merrill held roles at American Airlines and Capital One Auto Finance. Mrs. Merrill received a B.B.A. in marketing from the University of North Texas. Our Board of Directors has determined that Mrs. Merrill’s qualifications to serve on our Board of Directors include her executive experience in the travel industry and her expertise in the field of technology, both of which have become increasingly important in our industry.
Tabassum Zalotrawala is being nominated to serve as a member of our Board of Directors effective on May 5, 2021. Ms. Zalotrawala is the Chief Development Officer for Chipotle Mexican Grill, a position she has held since 2018. In this capacity, she oversees global real estate, construction, design and contract administration functions to support the financial and brand performance of Chipotle restaurants worldwide. In her role at Chipotle, she has led the global execution of digital revenue generating initiatives, including the Chipotlane, which was named one of ‘The Most Innovative Architecture Projects of 2020’ by Fast Company. Prior to joining Chipotle, Ms. Zalotrawala spent over seven years at Panda Restaurant Group as Chief Development Officer and Vice President of Development overseeing real estate, architecture and design, facilities, strategic sourcing and construction of Panda Restaurant Group concepts worldwide. Prior to joining Panda Restaurant Group, Ms. Zalotrawala spent over 10 years with Arby’s Restaurant Group, Wendy’s Arby’s Group and Triarc Companies in various leadership positions in development. Ms. Zalotrawala started her career in luxury hospitality, designing high profile palaces & mosques in Muscat, Sultanate of Oman.
Ms. Zalotrawala has experience in brand development, expansion of restaurant concepts, and implementation of branding strategy and strategic growth. She holds a Bachelor of Fine Arts degree in interior design from the School of Planning & Architecture, American Intercontinental University and is a LEED Accredited Professional. In 2018, Ms. Zalotrawala completed the Harvard Business School Advanced Management Program, an intensive program that creates transformational leaders capable of tackling an organization’s toughest challenges. Ms. Zalotrawala was honored with the Exceptional Women Awardee award in 2020. She serves as a member of the Board of Trustees of the International Council of Shopping Centers (ICSC) and is involved in non-profit work as a board member of GLEAM Network. GLEAM is a Global Leadership Enhancement and Mentorship Network serving underrepresented and underserved professionals in the food service industry. Ms. Zalotrawala is also an active member with The National Association of Corporate Directors (NACD).

Our Board of Directors has determined that Ms. Zalotrawala’s qualifications to serve on our Board of Directors includes her extensive experience in senior management positions with global responsibility for brand design, real estate development and digital revenue generating initiatives.

Executive Officers
Jeffrey J. Donnelly has been our Executive Vice President and Chief Financial Officer since August 2019. Prior to joining DiamondRock, Mr. Donnelly was the Managing Director of Equity Research at Wells Fargo Securities (and its predecessors) from December 2008 to August 2019 where he co-founded Wells Fargo’s Real Estate & Lodging Equity Research Platform. Prior to his role with Wells Fargo, Mr. Donnelly served in various positions with Wachovia Securities, First Union Bank and Everen Securities from 1998 to 2008. Mr. Donnelly was a highly ranked securities analyst in numerous publications including Institutional Investor magazine and The Wall Street Journal among others. Prior to Wells Fargo, Mr. Donnelly was Assistant Vice President at AEW Capital Management, L.P. from 1992 to 1998 with fiduciary responsibilities in asset management and capital markets for large diversified commercial real estate portfolio. Mr. Donnelly is a Chartered Financial Analyst (CFA), and holds licenses for the Series 7, 63, 86 & 87. He earned a B.B.A. Finance with a dual minor in Economics & Psychology from The George Washington University in 1992 and is Founder and Trustee of The Rubinstein-Taybi Syndrome Children’s Foundation.
Thomas G. Healy has been our Executive Vice President, Asset Management and Chief Operating Officer since January 2017. Previously, Mr. Healy worked at Strategic Hotels and Resorts since 2006 and most recently served as EVP/Co-Head of Asset Management, a role in which he had oversight responsibility for the asset management function for both owned assets and third-party contracts. Prior to Strategic Hotels and Resorts, Mr. Healy served in various corporate and property operational roles for Starwood Hotels & Resorts and Hyatt Hotels & Resorts. Mr. Healy is an alumnus of Johnson & Wales University, where he earned a BS Hospitality Management. Mr. Healy also earned a Masters with Distinction (MSc) in Hospitality and Tourism Leadership from the University of Strathclyde Business School.
Troy G. Furbay has been our Executive Vice President and Chief Investment Officer since April 2014. Previously, Mr. Furbay served as Chief Investment Officer at Loews Hotels & Resorts for four years. Prior to joining Loews, Mr. Furbay was Senior Vice President, Acquisitions and Development at Kimpton Hotels for nine years and prior to that he served in a variety of positions with hospitality companies. Mr. Furbay received a B.A. from the University of North Carolina at Wilmington in 1989 and an M.B.A. from Fordham University in 1995.
William J. Tennis has been our Executive Vice President, General Counsel and Corporate Secretary since January 2010. Previously, Mr. Tennis worked for Marriott International, Inc. and its related entities for 17 years from 1992 to 2009, initially as Assistant General Counsel in the Law Department and then as Senior Vice President responsible for the Global Asset Management Group. Prior to joining Marriott International, Inc., Mr. Tennis was an associate in law firms in New York. Mr. Tennis received a Juris Doctorate from New York University School of Law in 1981 and a B.A. magna cum laude from Harvard College in 1976.

Board Skills, Experience and Attributes

The following chart provides information regarding the members of our Board, including certain types of knowledge, skills, experiences and attributes possessed by one or more of our directors which our Board believes are relevant to our business, industry or REIT structure. The chart does not encompass all of the knowledge, skills, experiences or attributes of our directors, and the fact that a particular knowledge, skill, experience or attribute is not listed does not mean that a director does not possess it. In addition, the absence of a particular knowledge, skill, experience or attribute with respect to any of our directors does not mean the director in question is unable to contribute to the decision-making process in that area. The type and degree of knowledge, skill and experience listed below may vary among the members of the Board.

Areas of Expertise	Brugger	Chi	Hartmeier	McCarten	Merrill	Shaw	Wardinski	Zalotrawala
Real Estate	X		X	X			X	X
Hotel real estate and development	X		X	X		X	X
Hotel Operations	X					X	X
Hospitality	X		X	X		X	X
Capital Markets	X		X	X		X	X
Board Experience	X			X		X	X
Compensation Policy	X	X		X	X	X	X
Corporate Governance	X	X	X	X		X	X
Finance and Accounting	X	X	X	X		X	X
SEC	X					X
REIT	X		X	X			X
Business Head / Corporate Management	X	X		X	X	X	X	X
Construction Management							X	X
Cyber Security		X			X
Marketing and Sales		X			X			X
SOX/Risk Management	X					X
Technology		X			X			X
Travel Industry	X		X	X	X	X	X

Demographics	Brugger	Chi	Hartmeier	McCarten	Merrill	Shaw	Wardinski	Zalotrawala
Race/Ethnicity
Not Under Represented Communities	X		X	X	X	X	X
Under Represented Communities(1)		X						X
Gender
Female					X			X
Male	X	X	X	X		X	X
Board Tenure
Years	12	6	1	17	2	5	8	0

(1)
Under Represented Communities are individuals who self-identify as Black, African American, Hispanic, Latino, Asian, Pacific Islander, Native American, Native Hawaiian, or Alaska Native, or who self-identify as gay, lesbian, bisexual, or transgender.

PROPOSAL 2: NON-BINDING, ADVISORY VOTE ON EXECUTIVE COMPENSATION
Proposal
In accordance with Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Company is providing stockholders with the opportunity to vote on a non-binding, advisory basis, on the compensation of our named executive officers as disclosed in this proxy statement in accordance with the SEC’s rules. This is commonly known as, and is referred to in this proxy statement as, a “say-on-pay” proposal or resolution.
This say-on-pay proposal gives our stockholders the opportunity to express their views on our named executive officers’ compensation. We are asking our stockholders to indicate their support for our named executive officers’ compensation as described in this proxy statement. This vote is not limited to any specific item of compensation, but rather addresses the overall compensation of our named executive officers and our philosophy, policies and practices relating to their compensation as described in this proxy statement in accordance with the SEC’s rules.
As described in detail under the heading “Compensation Discussion and Analysis,” our executive compensation programs are designed to create incentives for our named executive officers to maximize long-term stockholder value and also to attract, retain and motivate our named executive officers, who are critical to our success. Under these programs, our named executive officers are rewarded for the achievement of our annual, long-term and strategic objectives, and the realization of increased stockholder value. Please refer to the “Compensation Discussion and Analysis” in this proxy statement for additional details about our executive compensation programs, including information about the fiscal year 2020 compensation of our named executive officers.
Text of Resolution
“RESOLVED, that the stockholders of the Company approve, on a non-binding, advisory basis, the compensation of the named executive officers, as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K of the Securities Act of 1933, as amended, including the Compensation Discussion and Analysis, compensation tables and narrative disclosure.”
Vote Required; Effect of Vote
The affirmative vote of a majority of the votes cast on this proposal will be required for adoption of this resolution. Abstentions and broker non-votes will not be treated as votes cast and, accordingly, will have no effect on the outcome of the vote on this proposal.
The say-on-pay resolution is non-binding and advisory, and therefore will not have any binding legal effect on the Company, our Board of Directors or our Compensation Committee. Furthermore, because this non-binding, advisory resolution primarily relates to compensation of named executive officers that has already been paid or contractually committed, there is limited opportunity for us to revisit these decisions. However, our Board of Directors and our Compensation Committee value the views of our stockholders and will consider the results of the vote on this proposal in its future decisions regarding the compensation of our named executive officers.
Recommendation
OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR ADOPTION OF THIS RESOLUTION. PROPERLY AUTHORIZED PROXIES SOLICITED BY OUR BOARD OF DIRECTORS WILL BE VOTED FOR ADOPTION OF THIS RESOLUTION UNLESS OTHERWISE INSTRUCTED.

PROPOSAL 3: RATIFICATION OF THE APPOINTMENT OF KPMG AS INDEPENDENT AUDITORS
Proposal
Our Audit Committee has unanimously appointed KPMG LLP as DiamondRock’s independent auditor for the current fiscal year ending December 31, 2021, and our Board of Directors is asking stockholders to ratify that appointment. Although current law, rules and regulations, as well as the charter of our Audit Committee, require DiamondRock’s independent auditor to be engaged, retained and supervised by our Audit Committee, our Board of Directors considers the selection of the independent auditor to be an important matter of stockholder concern and is submitting the appointment of KPMG LLP for ratification by stockholders as a matter of good corporate practice. Representatives of KPMG LLP will be present at the annual meeting and will be given the opportunity to make a statement, if they desire to do so, and to respond to appropriate questions.
Vote Required
The appointment of KPMG LLP as our independent auditor for the current fiscal year will be ratified if this proposal receives a majority of the votes cast, whether in person or by proxy, on this proposal. For purposes of the vote on the ratification of the appointment of KPMG LLP as DiamondRock’s independent auditor for the year ending December 31, 2021, abstentions will not be counted as votes cast and will have no effect on the result of the vote.
Recommendation
OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS INDEPENDENT AUDITORS OF DIAMONDROCK FOR 2021. PROPERLY AUTHORIZED PROXIES SOLICITED BY OUR BOARD OF DIRECTORS WILL BE VOTED FOR APPROVAL OF THIS PROPOSAL UNLESS OTHERWISE INSTRUCTED.

CORPORATE GOVERNANCE PRINCIPLES AND BOARD MATTERS

Our business is built on relationships - with our investors, with the global brand companies we utilize for our hotels and with the management companies who manage our hotels. We are committed to keeping our relationships strong by communicating openly about our business practices, being transparent about our performance and remaining accountable for our conduct. We take our commitments seriously.
At the core of these commitments is the role of our Board of Directors in overseeing the management of our Company’s business and affairs. We believe that an active, informed, independent and involved board is essential for ensuring our integrity, transparency and long-term strength. We believe that our Board of Directors embodies each of those characteristics. We have assembled a Board of Directors that is comprised of individuals with a wide breadth of experience including: the former chairman of a public lodging REIT and founder and chief executive officer of a public hotel investment company; the founder and chief executive officer of a major online events planning company; the former president and chief operating officer of Marriott International; a senior executive with experience in real estate, branding and digital strategy; an executive officer of a major airline company; a former investment banker with experience advising lodging companies and REITs; our former Chief Executive Officer; and our current Chief Executive Officer.
We follow through on our commitment by implementing what we believe are sound corporate governance practices, including:
Recent Developments

•In February 2021, our Nominating and Corporate Governance Committee amended its charter to provide that it will review and approve the Company’s activities, goals and policies concerning environmental stewardship and social responsibility matters.
Board Structure
•All of the members of our Board of Directors are elected annually;
•Directors are elected by a majority voting standard in uncontested elections and by a plurality of the shares represented in person or by proxy and entitled to vote on the election of directors in a contested election;
•Our Corporate Governance Guidelines include a Director Resignation Policy pursuant to which if a nominee who is already serving as a director is not elected pursuant to the applicable voting standard, the director must tender his or her resignation to the Board and the Nominating and Corporate Governance Committee will make a recommendation to the Board on whether to accept or reject the recommendation or take other action. The Board shall be required to accept any resignation tendered by a nominee who is already serving as a director if such nominee receives more votes against than for his or her election at each of two consecutive annual meetings of stockholders if such elections were uncontested.
•Women represent 25% of the directors nominated to our Board of Directors for the 2021 annual meeting;
•Two directors nominated to our Board of Directors for the 2021 annual meeting are ethnically diverse;
•We have opted out of a provision of the Maryland Unsolicited Takeover Act, the effect of which is that the Company is prohibited, without the approval of stockholders, from classifying our Board of Directors, and we may only opt back into such provisions with the affirmative vote of a majority of votes cast by stockholders;
•All of the members of our Board of Directors, except for our President and Chief Executive Officer, are independent of the Company and its management under the listing standards adopted by the NYSE;
•All members of the three standing committees of our Board of Directors (Audit, Compensation and Nominating and Corporate Governance) are independent of the Company and its management under the listing standards adopted by the NYSE;
•The independent members of our Board of Directors, as well as each of our committees, meet regularly without the presence of management;
•Five of our seven non-employee director nominees were first appointed or nominated in the last six years; and

•No member of our Board of Directors serves on the boards of more than two public companies other than the Company, and our Chief Executive Officer does not serve on the board of any public company other than the Company.
Stockholder Rights
•Our Bylaws may be amended by both directors and stockholders by simple majority vote;
•Our Bylaws include proxy access provisions which allow a stockholder or a group of stockholders who meet certain requirements to include director nominees in our proxy materials for our annual meeting; and
•Our Articles of Amendment and Restatement, as amended (our “Charter”), contain majority voting requirements, and not supermajority voting requirements, to approve amendments to our Charter and certain extraordinary actions, such as a merger or other business combination.
Change of Control
•We do not have a stockholder rights plan (i.e., “poison pill”); and
•We have opted out of the Maryland business combination and control share acquisition statutes and we may only opt back into such statutes with the affirmative vote of a majority of votes cast by stockholders entitled to vote generally for directors and the affirmative vote of a majority of continuing directors, meaning the directors whose nomination for election by the stockholders or whose election by the directors to fill vacancies is approved by a majority of continuing directors then serving as directors of the Company.
Stock Ownership Policies
•To further align the interests of directors and officers with those of long-term stockholders:
•Each non-executive member of our Board of Directors is required to own stock of the Company with a value of five times his or her annual fee for Board membership (excluding additional retainers for serving as non-executive Chairman, Lead Director or Committee Chair); and
•Our Chief Executive Officer and his four direct reports are required to own stock of the Company with a value of six or three times his or her base salary, respectively.
Clawback Policy
•We have adopted a policy pursuant to which the Company would seek to recoup any incentive cash compensation paid to an executive based upon financial results that are later restated, and would have resulted in a lower incentive cash compensation award, where the executive engaged in fraud, intentional misconduct or illegal behavior in connection with the financial results that were restated.
Hedging, Short Sales, and Pledging Policies
•We have adopted policies pursuant to which members of our Board of Directors, each named executive officer and certain other executives are prohibited from:
•selling any securities of the Company that are not owned at the time of the sale (“short sale”); and
•purchasing or selling puts, calls or other derivative securities of the Company at any time.
•Our Insider Trading Policy prohibits members of our Board of Directors, each named executive officer and our employees from pledging any Company securities as collateral for a loan.
Our Board of Directors and Its Committees
Board of Directors
We are managed under the direction of our Board of Directors. Our directors are: Mark W. Brugger, Timothy R. Chi, Michael A. Hartmeier, Maureen L. McAvey, William W. McCarten, Gilbert T. Ray, William J. Shaw, Bruce D. Wardinski and Kathleen A. Merrill. Mr. McCarten is the Chairman of our Board of Directors and Mr. Wardinski is our

lead independent director. Each of our directors stands for election annually, although Ms. McAvey and Mr. Ray will not stand for re-election this year.

Director Independence

Our Board of Directors has adopted Guidelines on Significant Governance Issues (“Corporate Governance Guidelines”), which provide that a majority of our directors must be independent. In order to qualify as an “independent director” under our independence standards, a director must be “independent” within the meaning of the NYSE listing standards, which provide that our Board of Directors must determine whether a director has a material relationship with us (either directly or as a partner, stockholder or officer of an organization that has a relationship with us) and whether, within the past three years:
•the director was employed by the Company (except on an interim basis);
•an immediate family member of the director was an officer of the Company;
•the director or an immediate family member is a current partner of a firm that is our internal or external auditor; the director is a current employee of such a firm; the director has an immediate family member who is a current employee of such a firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or the director or an immediate family member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on our audit within that time;
•the director or an immediate family member of the director was employed by a company when a present officer of the Company sat on that company’s compensation committee;
•the director or an immediate family member received, during any 12-month period, more than $120,000 in compensation from the Company, other than director or committee fees or deferred compensation; or
•the director was an employee, or an immediate family member was an executive officer, of a company that made payments to or received payments from the Company for property or services which exceeded the greater of $1 million or 2% of that company’s consolidated gross revenue over one fiscal year.
In addition, our Board of Directors considers, among other factors, whether the director, or an organization with which the director is affiliated, has entered into any commercial, consulting, or similar contracts with the Company; whether the director receives any compensation or other fees from the Company, other than director fees; whether the director spent more time than is customary advising the executive officers of the Company; and whether we and/or any of our affiliates made substantial contributions to tax-exempt organizations with which the director, or the director’s spouse, is affiliated.
Our Board of Directors has determined that each of Messrs. Chi, Hartmeier, Shaw and Wardinski and Mses. Merrill and Zalotrawala is an “independent” director under our independence standards and under the NYSE listing standards. These six director nominees will comprise a majority of our eight-member Board of Directors following the election of directors at the 2021 annual meeting.
In addition, Mr. McCarten satisfies each of the objective independence criteria set forth above and under the NYSE listing standards, as determined by our Board of Directors. Mr. McCarten ceased to be a named executive officer of the Company effective January 1, 2010. Further, our Board of Directors considered certain other factors described above and determined that, among other things, Mr. McCarten does not spend more time than is customary advising the executive officers of the Company and that he has otherwise satisfied each of the additional criteria for establishing director independence. Therefore, the only member of our Board of Directors who is not independent under the NYSE listing standards and our independence standards is Mr. Brugger, President and Chief Executive Officer, who is an employee of the Company.
Meetings
Our Board of Directors met five times during 2020. Each of our directors attended at least 75% of the aggregate of (i) the number of meetings of our Board of Directors in 2020 and (ii) the number of meetings of committees of our Board of Directors during the period that such person served on our Board of Directors and on such committee. We expect each of our directors to attend our annual meeting of stockholders, including by means of remote communication. In

2020, all of our directors attended our annual meeting of stockholders by means of remote communication, except Mr. Hartmeier who joined the Board in October 2020, after the annual meeting of stockholders in 2020.
Directors who qualify as being “non-management” within the meaning of the NYSE listing standards meet on a regular basis in executive sessions without management participation. The executive sessions occur after each regularly scheduled meeting of our entire Board of Directors and at such other times that our non-management directors deem appropriate. Each director has the right to call an executive session. The executive sessions are chaired by Mr. Wardinski, the Lead Director of our Board of Directors.
Committees
Our Board of Directors has established an Audit Committee, Nominating and Corporate Governance Committee and Compensation Committee and has adopted a written charter for each committee. A copy of each of our Audit Committee charter, Compensation Committee charter and Nominating and Corporate Governance Committee charter is available on our website at http://www.drhc.com under the heading “Company” and subheading “Corporate Governance.” These charters are also available in print to any stockholder upon written request addressed to Investor Relations, c/o DiamondRock Hospitality Company, 2 Bethesda Metro Center, Suite 1400, Bethesda, MD 20814.
Our Board of Directors may from time to time establish special or standing committees to facilitate the direction of the management of the business and affairs of DiamondRock or to discharge specific duties delegated to the committee by our full Board of Directors.
The table below shows current membership for each of the standing committees of our Board of Directors.

Audit Committee	Nominating and Corporate Governance Committee	Compensation Committee
William J. Shaw*	Gilbert T. Ray*	Bruce D. Wardinski*
Timothy R. Chi	Timothy R. Chi	Timothy R. Chi
Michael A. Hartmeier	Michael A. Hartmeier	Michael A. Hartmeier
Maureen L. McAvey	Maureen L. McAvey	Maureen L. McAvey
Kathleen A. Merrill	Kathleen A. Merrill	Kathleen A. Merrill
Gilbert T. Ray	William J. Shaw	Gilbert T. Ray
Bruce D. Wardinski	Bruce D. Wardinski	William J. Shaw
* Denotes chairman.
Audit Committee
Our Audit Committee, pursuant to its written charter, assists our Board of Directors in its oversight of (i) our accounting and financial reporting processes; (ii) the integrity and audits of our financial statements; (iii) our compliance with legal and regulatory requirements; (iv) the qualifications, independence and performance of our independent auditors; and (v) the performance of our internal audit function. In addition, our Audit Committee provides oversight to our management in management’s efforts to ensure that our internal control systems over financial reporting processes comply with all relevant rules and regulations promulgated by either the NYSE or the SEC.
During 2020, our Audit Committee was comprised of seven of our independent directors: William J. Shaw (Chairman), Timothy R. Chi, Michael A. Hartmeier (as of October 1, 2020), Maureen L. McAvey, Gilbert T. Ray, Bruce D. Wardinski and Kathleen A. Merrill. Each member of our Audit Committee is “independent” as that term is defined by the SEC and the NYSE. Our Board of Directors determined that each of Messrs. Hartmeier, Shaw and Wardinski qualifies as an “audit committee financial expert” as that term is defined under the rules of the SEC. In accordance with the SEC’s safe harbor relating to audit committee financial experts, a person designated or identified as an audit committee financial expert will not be deemed an “expert” for purposes of federal securities laws. In addition, such designation or identification does not impose on such person any duties, obligations or liabilities that are greater than those imposed on such person as a member of the Audit Committee or Board of Directors in the absence of such designation or identification and does not affect the duties, obligations or liabilities of any other member of the Audit Committee or Board of Directors.

Our Audit Committee met four times during 2020 and each of the members attended at least 75% of the meetings of the Audit Committee, except Mr. Hartmeier who joined the Board in October 2020 and did not miss any meetings of the Audit Committee during the time that he was a member of the Board.

The Report of our Audit Committee is included in this proxy statement.
Nominating and Corporate Governance Committee
Our Nominating and Corporate Governance Committee, pursuant to its written charter, is responsible for, among other things: (i) identifying and recommending qualified individuals to become members of our Board of Directors and the appointment of members to its various committees; (ii) overseeing the annual performance evaluation of our Board of Directors; and (iii) developing and recommending to our Board of Directors a set of corporate governance guidelines and policies and a code of business conduct and ethics, and periodically reviewing and recommending any changes to such guidelines and code. The charter for the Nominating and Corporate Governance Committee, was amended in February 2021 to include oversight of the Company's Environmental, Social and Governance policies and initiatives.

During 2020, our Nominating and Corporate Governance Committee was comprised of seven of our independent directors: Gilbert T. Ray (Chairman), Timothy R. Chi, Michael A. Hartmeier (effective October 1, 2020), Maureen L. McAvey, William J. Shaw, Bruce D. Wardinski and Kathleen A. Merrill. Our Nominating and Corporate Governance Committee met four times during 2020 and each of the members attended at least 75% of the meetings of the Nominating and Corporate Governance Committee, except Mr. Hartmeier who joined the Board in October 2020 and did not miss any meetings of the Nominating and Corporate Governance Committee during the time that he was a member of the Board.
Compensation Committee
Our Compensation Committee, pursuant to its written charter, among other things, (i) reviews and approves corporate goals and objectives relevant to chief executive officer compensation, evaluates the chief executive officer’s performance in light of those goals and objectives, and determines and approves the chief executive officer’s compensation levels based on its evaluation, (ii) reviews and approves or makes recommendations to our Board of Directors with respect to the compensation for our other executive officers and non-employee directors and (iii) is responsible for recommending a successor chief executive officer to our Board of Directors if that position becomes or is expected to become vacant. Our Compensation Committee has the authority to retain and terminate any compensation consultant to be used to assist in the evaluation of the chief executive officer or other executive officer compensation.

During 2020, our Compensation Committee was comprised of seven of our independent directors: Bruce D. Wardinski (Chairman), Michael A. Hartmeier (effective October 1, 2020), Maureen L. McAvey, Timothy R. Chi, Gilbert T. Ray, William J. Shaw and Kathleen A. Merrill. Our Compensation Committee met four times during 2020 and each of the members attended at least 75% of the meetings of our Compensation Committee, except Mr. Hartmeier who joined the Board in October 2020 and did not miss any meetings of the Compensation Committee during the time that he was a member of the Board.

Pursuant to its charter, our Compensation Committee is authorized to retain any consultant, as well as approve the consultant’s fees, scope of work and other terms of retention. In 2020, as in previous years, our Compensation Committee retained Frederic W. Cook & Co., Inc. (“FW Cook”) as its consultant. Under the direction of our Compensation Committee, FW Cook advises and consults on compensation issues and compensation design and conducts analyses of regulatory, legislative and accounting developments and competitive practices related to executive compensation. FW Cook assisted our Compensation Committee in the design, structure and implementation of the executive compensation program for 2020. FW Cook reports directly to our Compensation Committee, and a representative of FW Cook, when requested, attends meetings of our Compensation Committee, is available to participate in executive sessions and communicates directly with our Compensation Committee Chairman or its members outside of meetings. FW Cook does no other work for the Company.

In compliance with the disclosure requirements of the SEC regarding the independence of compensation consultants, FW Cook addressed each of the six independence factors established by the NYSE with our Compensation Committee. Their responses affirmed the independence of FW Cook on executive compensation matters. Based on this assessment, our Compensation Committee determined that the engagement of FW Cook does not raise any conflicts of interest or similar concerns.

The Report of our Compensation Committee is included in this proxy statement.

Consideration of Director Nominees
Stockholder Recommendations
Stockholders of record of DiamondRock may recommend candidates for inclusion by our Board of Directors in the slate of nominees that our Board of Directors recommends to stockholders. Our Nominating and Corporate Governance Committee’s current policy is to review and consider any director candidates who have been recommended by stockholders in compliance with the procedures established from time to time by our Nominating and Corporate Governance Committee and set forth in its charter. All stockholder recommendations for director candidates must be submitted to our Corporate Secretary at DiamondRock Hospitality Company, 2 Bethesda Metro Center, Suite 1400, Bethesda, MD 20814, who will forward all recommendations to our Nominating and Corporate Governance Committee. We did not receive any stockholder recommendations for director candidates for election at our 2021 annual meeting. All stockholder recommendations for director candidates for election at our 2022 annual meeting must be submitted to our Corporate Secretary not less than 120 calendar days prior to the anniversary of the date on which the Company’s proxy statement was released to our stockholders in connection with the previous year’s annual meeting and must include the following information:
•the name and address of record of the stockholder;
•a representation that the stockholder is a record holder of our securities or, if the stockholder is not a record holder, evidence of ownership in accordance with Rule 14a-8(b)(2) under the Exchange Act;
•the name, age, business and residential address, educational background, current principal occupation or employment, and principal occupation or employment for the preceding five full fiscal years of the proposed director candidate;
•a description of the qualifications and background of the proposed director candidate which addresses the minimum qualifications and other criteria for Board of Directors membership as approved by our Board of Directors from time to time and set forth in the Nominating and Corporate Governance Committee charter;
•a description of all arrangements or understandings between the stockholder and the proposed director candidate;
•the consent of the proposed director candidate (1) to be named in the proxy statement relating to our annual meeting of stockholders and (2) to serve as a director if elected at such annual meeting; and
•any other information regarding the proposed director candidate that is required to be included in a proxy statement filed pursuant to the rules of the SEC.
Stockholders also have the right to directly nominate director candidates, without any action or recommendation on the part of our Nominating and Corporate Governance Committee or our Board of Directors by following the procedures set forth in our Bylaws and described in the section titled “Stockholder Nominations of Directors.”
Proxy Access
Our Bylaws include a proxy access provision, which permits a stockholder, or group of no more than 20 stockholders, meeting specified eligibility requirements, to include certain director nominees in the Company’s proxy materials for annual meetings of its stockholders. In order to be eligible to utilize these proxy access provisions, a stockholder, or group of stockholders, must, among other requirements:
•have owned shares of common stock equal to at least 3% of the aggregate of the issued and outstanding shares of common stock of the Company continuously for at least the prior three years;

•represent that such shares were acquired in the ordinary course of business and not with the intent to change or influence control at the Company and that such stockholder or group does not presently have such intent; and
•provide a notice requesting the inclusion of director nominees in the Company’s proxy materials and provide other required information to the Company not earlier than 150 days nor later than 120 days prior to the first anniversary of the date of mailing of the notice for the preceding year’s annual meeting of stockholders (with adjustments if the date for the upcoming annual meeting of stockholders is advanced or delayed by more than 30 days from the anniversary date of the prior year’s annual meeting).
Board of Directors Membership Criteria
Our Board of Directors has established criteria for Board of Directors membership. These criteria include the following specific, minimum qualifications that our Nominating and Corporate Governance Committee believes must be met by a nominee for a position on our Board of Directors, including that the nominee shall:
•have the highest personal and professional integrity;
•have demonstrated exceptional ability and judgment; and
•be most effective, in conjunction with the other nominees to our Board of Directors, in collectively serving the long-term interests of our stockholders.
In addition to the minimum qualifications for each nominee set forth above, our Nominating and Corporate Governance Committee will recommend director candidates to the full Board of Directors for nomination, or present director candidates to the full Board of Directors for consideration, to help ensure that:
•a majority of our Board of Directors will be “independent” as defined by the NYSE listing standards;
•each of our Audit, Compensation and Nominating and Corporate Governance Committees will be comprised entirely of independent directors; and
•at least one member of our Audit Committee will have such experience, education and other qualifications necessary to qualify as an “audit committee financial expert” as defined by the rules of the SEC.
Identifying and Evaluating Nominees
Our Nominating and Corporate Governance Committee may solicit recommendations for director nominees from any or all of the following sources: non-management directors, our chairman and chief executive officer, other executive officers, third-party search firms or any other source it deems appropriate.
Our Nominating and Corporate Governance Committee will review and evaluate the qualifications of any proposed director candidate whom it is considering or who has been recommended to it by a stockholder in compliance with our Nominating and Corporate Governance Committee’s procedures for that purpose, including conducting inquiries into the background of proposed director candidates. In identifying and evaluating proposed director candidates, our Nominating and Corporate Governance Committee may consider, in addition to the minimum qualifications for Board of Directors membership approved by our Board of Directors, all facts and circumstances that it deems appropriate or advisable including, among other things, the skills of the proposed director candidate, his or her depth and breadth of business experience, his or her independence and the needs of our Board of Directors. Pursuant to our Corporate Governance Guidelines, our Nominating and Corporate Governance Committee will confer with our full Board of Directors as to the criteria it intends to apply before a search for a new director is commenced. Other than circumstances in which we are legally required by contract or otherwise to provide third parties with the right to nominate directors, our Nominating and Corporate Governance Committee will evaluate all proposed director candidates that it considers or who have been properly recommended to it by a stockholder based on the same criteria and in substantially the same manner, with no regard to the source of the initial recommendation of the proposed director candidate.
Criteria and Diversity
In considering whether to recommend any candidate for inclusion in our Board of Directors’ slate of recommended director nominees, including candidates recommended by stockholders, our Nominating and Corporate Governance Committee will apply the minimum criteria set forth above as well as the Board membership criteria set forth in our Corporate Governance Guidelines. While we do not have a formal diversity policy, our Board of Directors believes that diversity and commensurate different viewpoints and perspectives strengthens the ability of our Board of Directors to perform its responsibilities and make sound strategic decisions. Our Corporate Governance Guidelines provide that our Nominating and Corporate Governance Committee, when recommending to our Board of Directors the types of skills and characteristics required of Board members, should consider such factors as relevant experience, intelligence, independence, commitment, compatibility with the Board culture, prominence, diversity, understanding of our business and such other factors as the Nominating and Corporate Governance Committee deems relevant. Our Nominating and Corporate Governance Committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees. Our Nominating and Corporate Governance Committee may therefore consider a broad range of factors related to the qualifications and background of nominees, including diversity. We are nominating two women (25% of our director nominees) for election to our Board of Directors at the 2021 annual meeting. In addition, 25% of our director nominees are ethnically diverse.
Board Leadership Structure
Our Corporate Governance Guidelines permit our Board of Directors to determine whether it is in the best interests of the Company to combine or separate the roles of Chief Executive Officer and Chairman at a given point in time. Our Board of Directors believes that at the present time it is in the best interests of the Company that the roles of Chief Executive Officer and Chairman be separated in order for the individuals elected to each position to focus on their primary role. Our Chief Executive Officer, Mr. Brugger, is responsible for setting the strategic direction for the Company and the day-to-day leadership and performance of the Company, while Mr. McCarten, our Chairman, provides guidance to our Chief Executive Officer, presides over meetings of our full Board of Directors and, together with the Lead Director, sets the agenda for meetings of the Board of Directors.
Our Corporate Governance Guidelines provide that our Board of Directors will adopt a “Lead Director” structure pursuant to which one independent director is selected to serve as an interface between the Chief Executive Officer and our Board of Directors. Mr. Wardinski is our Lead Director. The Lead Director is the presiding director when our Board of Directors meets in executive session. In addition, our Lead Director’s duties include assisting our Board of Directors in assuring compliance with, and implementation of, our Corporate Governance Guidelines, coordinating the agenda for, and moderating sessions of, our Board’s independent directors and acting as principal liaison between our independent directors and our Chief Executive Officer on certain issues.
The Board’s Role in Risk Oversight
Our Board of Directors plays an important role in the risk oversight of the Company. Our Board of Directors is involved in risk oversight through its direct decision-making authority with respect to significant matters and the oversight of management by the Board of Directors and its committees. Our Board of Directors (or the appropriate committee in the case of risks that are under the purview of a particular committee) administers its risk oversight function by receiving regular reports from members of senior management on areas of material risk to the Company, including operational, financial, legal, regulatory, strategic and reputational risks. In addition, our Board of Directors administers its risk oversight function through the required approval by our Board of Directors (or a committee thereof) of significant transactions and other decisions, including, among others, acquisitions and dispositions of properties, new borrowings, significant capital expenditures, refinancings and the election and retention of DiamondRock’s senior management. There is also direct oversight of specific areas of the Company’s business by the Compensation, Audit and Nominating and Corporate Governance Committees and regular periodic reports from the Company’s auditors and other outside consultants regarding various areas of potential risk, including, among others, those relating to the qualification of DiamondRock as a “real estate investment trust” for tax purposes and DiamondRock’s internal controls and financial reporting. Our Board of Directors also relies on management to bring significant matters impacting DiamondRock to its attention. As part of its charter, our Audit Committee oversees our policies with respect to risk assessment and risk management, including with respect to cyber-security risks.
Risk Considerations in our Compensation Program
Our Compensation Committee regularly considers whether our compensation program encourages our executives to prudently manage enterprise risk. DiamondRock’s leadership and culture encourage long-term stockholder value creation, not short-term stockholder-value maximization. We evaluate performance based on both quantitative and qualitative factors and review not only “what” is achieved, but also “how” it is achieved. Consistent with our long-term focus, we do not believe that any of our compensation policies and practices for our named executive officers or any other employee encourage excessive risk-taking. In fact, many elements of our executive compensation program serve to mitigate excessive risk-taking. For example, we provide what we believe to be a balanced mix of base salary, annual cash incentives and long-term equity incentives. Our base salary provides a guaranteed level of income that does not vary with performance. We balance incentives tied to short-term annual performance with equity incentives for which value is earned over a multiple-year period. In this way, our executives are motivated to consider the impact of decisions over the short, intermediate, and long terms. Long-term equity incentive compensation is provided through the use of full-value shares, which encourage our executives to maintain as well as increase stockholder value. We have not granted stock options for several years. A significant portion of the long-term executive compensation is tied to the Company’s performance measured over a three-year period in terms of stockholder return relative to a lodging REIT peer group and hotel market share improvement. Our clawback policy, stock ownership policies and anti-hedging and anti-pledging policies further mitigate risk. For more information regarding our compensation program, see the section titled “Compensation Discussion and Analysis.”
Communications with our Board of Directors
If you wish to communicate with any of our directors or our Board of Directors as a group, you may do so by writing to them at [Name(s) of Director(s)/Board of Directors of DiamondRock Hospitality Company], c/o Corporate Secretary, DiamondRock Hospitality Company, 2 Bethesda Metro Center, Suite 1400, Bethesda, MD 20814.
If you wish to contact our Audit Committee to report complaints or concerns regarding accounting, internal accounting controls or auditing matters, you may do so by writing to the Chairman of the Audit Committee of the Board of Directors of DiamondRock Hospitality Company, c/o Corporate Secretary, DiamondRock Hospitality Company, 2 Bethesda Metro Center, Suite 1400, Bethesda, MD 20814. In addition, you may do so online at https://www.drhc.com/whistleblower.php. You are welcome to make any such reports anonymously, but we prefer that you identify yourself so that we may contact you for additional information if necessary or appropriate.
Any stockholder or interested party may communicate with our non-management directors as a group by writing to Non-Management Directors of DiamondRock Hospitality Company, c/o Corporate Secretary, DiamondRock Hospitality Company, 2 Bethesda Metro Center, Suite 1400, Bethesda, MD 20814.

We recommend that all correspondence be sent via certified U.S. mail, return receipt requested. All correspondence received by the Corporate Secretary will be forwarded by the Corporate Secretary promptly to the addressee(s).
Other Corporate Governance Matters
Code of Business Conduct and Ethics
We have adopted a Code of Business Conduct and Ethics, or our Code of Ethics, relating to the conduct of our business by our employees, executive officers and directors. Day-to-day responsibility for administering and interpreting our Code of Ethics has been delegated by our Board of Directors to our General Counsel, who is also our chief compliance officer.
Our Code of Ethics contains compliance procedures, allows for the anonymous reporting of a suspected violation of our Code of Ethics and specifically forbids retaliation against any officer or employee who reports suspected misconduct in good faith. The provisions of our Code of Ethics may only be waived or amended by our Board of Directors or, if permitted, a committee of our Board of Directors. Such waivers or amendments must be promptly disclosed to our stockholders in accordance with applicable laws and rules and regulations of the NYSE. We intend to disclose any amendments to our Code of Ethics, as well as any waivers for executive officers, on our website.
A copy of the Code of Ethics is available on our website at https://www.drhc.com under the heading “Company” and subheading “Corporate Governance” and under the document entitled “Code of Business Conduct and Ethics.” A copy of our Code of Ethics is also available, without charge, in print to any stockholder upon written request addressed to Investor Relations, DiamondRock Hospitality Company, 2 Bethesda Metro Center, Suite 1400, Bethesda, MD 20814.

Corporate Governance Guidelines
Our Board of Directors has adopted Corporate Governance Guidelines, a copy of which is available on our website at https://www.drhc.com under the heading “Company”, under the subheading “Corporate Governance” and under the document entitled “Guidelines on Significant Governance Issues.” Our Corporate Governance Guidelines are also available, without charge, in print to any stockholder upon written request addressed to Investor Relations, DiamondRock Hospitality Company, 2 Bethesda Metro Center, Suite 1400, Bethesda, MD 20814.
Conflicts of Interest
Our Code of Ethics contains a conflicts of interest policy to reduce potential conflicts of interest. Our conflicts of interest policy provides that any material transaction or relationship that reasonably could be expected to give rise to a conflict of interest should be reported promptly to the compliance officer, who must then notify our Board of Directors or a committee of our Board of Directors. Actual or potential conflicts of interest involving a director, executive officer or the compliance officer should be disclosed directly to our Chairman of our Board of Directors and the Chairman of our Nominating and Corporate Governance Committee. A “conflict of interest” occurs when a director’s, officer’s or employee’s personal interest interferes with our interests.
Maryland law provides that a contract or other transaction between a corporation and any of the corporation’s directors or any other entity in which that director is also a director or has a material financial interest is not void or voidable solely on the grounds of the common directorship or interest, the fact that the director was present at the meeting at which the contract or transaction is approved or the fact that the director’s vote was counted in favor of the contract or transaction, if:
•the fact of the common directorship or interest is disclosed or known to the board of directors or a committee of the board of directors, and the board of directors or that committee authorizes, approves or ratifies the contract or transaction by the affirmative vote of a majority of the disinterested directors, even if the disinterested directors constitute less than a quorum;
•the fact of the common directorship or interest is disclosed to stockholders entitled to vote, and the contract or transaction is authorized, approved or ratified by a majority of the votes cast by the stockholders entitled to vote on the matter, other than the votes of shares owned of record or beneficially by the interested director, corporation, firm or other entity; or
•the contract or transaction is fair and reasonable to the corporation.
Succession Policy
Our Board of Directors has adopted a succession policy for the Chief Executive Officer to cover emergency and other possible occurrences resulting in a vacancy in the position of Chief Executive Officer. Under this policy, our Compensation Committee is responsible to recommend to our full Board of Directors, in the event of an emergency, an interim Chief Executive Officer and to lead the search for a permanent Chief Executive Officer after the interim position has been filled or when there is sufficient time to fill the position when our Compensation Committee is aware that the position will become vacant for a reason other than an emergency.
Environmental Stewardship, Social Responsibility and Governance
In 2020, we were recognized by the Global Real Estate Sustainability Benchmarking Survey (the “GRESB Report”) as Global Listed Sector Leader for all Listed Hotel companies.

We are committed to strong environmental, social and governance practices and related disclosure. We are committed to enhancing the value of our sustainability platform through open and transparent communications with our stakeholders. Our sustainability objectives are designed to support our Company's vision and strategic principles through measures to:

•reduce energy and water consumption;
•increase profitability at our hotels;

•proactively manage environmental risks; and
•make positive contributions to communities.

To help us measure our Corporate Responsibility program’s success, we began publishing an Annual Sustainability Report in 2013, which focuses on our initiatives to enhance Corporate Responsibility progress. In September 2020, our seventh Annual Sustainability Report included information about our Corporate Responsibility program, strategy, initiatives, performance statistics, reduction targets, and additional disclosures.

In order to assist investors with better understanding the Company’s environmental, social and governance performance, the Company continued to post disclosures on our website in accordance with the framework established by the Global Reporting Initiative (“GRI Index”) throughout 2020. This framework displays our results in uniform and globally accepted categories, enhancing the ability to compare our results to other organizations.

Annually, we submit a response to the Global Real Estate Sustainability Benchmarking Survey (the “GRESB Report”), which benchmarks the Company's approach and performance on environmental, social and governance indicators against other real estate companies. In 2020, we achieved the highest score in the Hotel Listed Sector, earned five Green Stars, and earned Green Star Status for the third straight year according to the GRESB Real Estate Assessment. We also ranked second among the US Hotel peer set and achieved a score of “A” on the GRESB Public Disclosure Assessment in 2020. The GRESB Report is available on our website at https://www.drhc.com under the heading “Investor Relations” and subheading “Sustainability Report.”

The Company continued to make progress as a leader in the quality of our environmental, social and governance disclosures over the past year. In 2020, our performance-based rating from ISS ESG Corporate Rating ranked us in the top five percent (5.0%) of all participating companies worldwide, earning us the designation of Prime Status for Corporate ESG Performance. Currently, ISS QualityScore ESG Ratings ranks the Company in the top third of US lodging REITs for the quality of our environmental disclosures and in the top quartile for both social and governance disclosure performance.

In 2020, we invested additional resources to support our Corporate Responsibility platform. In January 2020, we adopted a Human Rights & Labor Rights Policy and Vendor Code of Conduct. We also initiated a cross-department Corporate Responsibility Committee, with the goal of enhancing responsibility efforts, tracking responsibility initiatives, and uncovering new areas of opportunity. The Corporate Responsibility Committee reports to our Nominating and Corporate Governance Committee. Pursuant to its charter, our Nominating and Corporate Governance Committee reviews and approves the Company’s activities, goals and policies concerning environmental stewardship and social responsibility matters in addition to its role concerning governance matters.

We are committed to transparent reporting of our ESG results. In 2020, we strengthened the level of disclosure with relevant international standards and best practices, specifically the Sustainability Accounting Standards Board (“SASB”) for the Real Estate Sector.

For more information on our Corporate Responsibility program and enterprise-wide policies, please review the current copy of our Sustainability Report by visiting http://investor.drhc.com/sustainability-report. The information found on or otherwise available through our website is not incorporated by reference into, not does it form a part of, this proxy statement.

DIRECTOR COMPENSATION
The following chart summarizes the compensation earned by our non-employee directors in 2020. Directors who are employees receive no separate compensation for being members of our Board of Directors:

Name (1)	Fees Earned or Paid in Cash ($)	Stock Awards ($)(7)	All Other Compensation ($)(8)	Total ($)
William W. McCarten(2)	185,000	100,000	—	285,000
(Chairman)
Bruce D. Wardinski (3)	125,000	100,000	—	225,000
(Lead Director and Compensation Committee Chairman)
Timothy R. Chi (3)	85,000	100,000	—	185,000
(Director)
Michael A. Hartmeier (3)	21,250	58,333	—	79,583
(Director)
Maureen L. McAvey (4)	85,000	100,000	—	185,000
(Director)
Gilbert T. Ray(5)	95,000	100,000	—	195,000
(Director and Nominating and Governance Committee Chairman)
William J. Shaw (3)	100,000	100,000	—	200,000
(Audit Committee Chairman)
Kathleen A. Merrill (6)	85,000	100,000	587	185,587
(Director)
(1)    Mr. Brugger is not included in this table because he was an employee of the Company in 2020 and thus received no separate compensation for service as a director, other than reimbursement for lodging, meals, parking and certain other expenses at one of our hotels or other hotels or resorts.
(2)    As of December 31, 2020, Mr. McCarten held 30,685 deferred stock units.
(3)    Messrs. Wardinski, Chi, Hartmeier, and Shaw do not have any outstanding deferred stock awards as of December 31, 2020.
(4)    As of December 31, 2020, Ms. McAvey held 50,354 deferred stock units.
(5)    As of December 31, 2020, Mr. Ray held 76,701 deferred stock units.
(6)    As of December 31, 2020, Ms. Merrill held 33,280 deferred stock units.
(7)    The amounts set forth in this column represent the grant-date fair value of unrestricted stock awards to our non-employee directors. Each non-employee director was granted 22,936 fully vested shares of common stock on May 14, 2020, except directors who deferred the receipt of the annual unrestricted stock award. All such shares had a market value of $100,000 on the grant date, based on the closing price for shares of our common stock on the NYSE on such day. The non-employee directors are permitted to elect to defer the receipt of the annual unrestricted stock award. Those non-employee directors who elect to defer such awards were instead granted an award of deferred stock units. The deferred stock units will be settled in shares of stock in a lump sum six months after the director ceases to be a member of our Board of Directors. Mrs. Merrill elected to receive deferred stock units and Messrs. Chi, McCarten, Ray, Shaw and Wardinski and Ms. McAvey elected to receive shares of common stock. Mr. Hartmeier was granted 9,259 fully vested shares of common stock on November 11, 2020 with a market value of $58,333, representing a pro-rated equity grant for his board service from his date of appointment (October 1, 2020) through the date of our 2021 annual meeting.

(8)    All other compensation represents reimbursement for lodging, meals, parking and certain other expenses at one of our hotels or other hotels or resorts.
Reasonableness of Non-Employee Director Compensation
Our philosophy on director compensation is to pay directors competitively and fairly for the work required. The design of our program is consistent with recognized best practice with the following provisions:
•Retainer-only cash compensation with no fees for attending meetings that is an expected part of board service.
•Additional retainers for special roles such as Board Chair, Lead Director and committee chairs to recognize their incremental time and effort.
•Significant portion of total compensation in full-value equity shares, for alignment with stockholders, where annual grants are based on a competitive fixed-value formula and immediate vesting to avoid director entrenchment.
•Meaningful stock ownership requirements of five times the annual cash retainer.
•Flexible voluntary deferral provisions and no material benefits or perquisites.
•Our 2016 Equity Incentive Plan, approved by stockholders at the 2016 annual meeting, includes a $500,000 annual compensation limit on all forms of compensation for non-employee directors other than the chairman and vice chairman of our Board of Directors.

Our Compensation Committee periodically reviews the compensation of our non-employee directors. In 2019, our Compensation Committee engaged FW Cook to conduct a study of non-employee director compensation programs in place at comparable public companies. The comparable companies were the same lodging REITs as were used in competitive comparisons of executive compensation (see Compensation Discussion and Analysis - Use of Competitive Set). No changes were made to our director compensation program in 2020.

Cash Compensation
We compensate our directors through an annual retainer as opposed to per meeting fees. We have structured their compensation in this manner in order to simplify and clarify director compensation as each of our three standing committees was comprised of all independent directors in 2020 and often a meeting might discuss matters involving the area of responsibility of more than one committee.
The following chart reflects the annual cash retainers paid to our non-employee directors in 2020.

Name	Annual Fee for Board Membership (1)	Annual Fee for Committee Chairs & Lead Director	Total Cash Fees Paid
William W. McCarten	$85,000	$100,000	$185,000
(Chairman)
Bruce D. Wardinski (2)	$85,000	$40,000	$125,000
(Lead Director and Compensation Committee Chairman)
Timothy R. Chi	$85,000	$—	$85,000
(Director)
Michael A. Hartmeier (3)	$21,250	$—	$21,250
(Director)
Maureen L. McAvey	$85,000	$—	$85,000
(Director)
Gilbert T. Ray	$85,000	$10,000	$95,000
(Director and Nominating and Governance Committee Chairman)
William J. Shaw	$85,000	$15,000	$100,000
(Audit Committee Chairman)
Kathleen A. Merrill	$85,000	$—	$85,000
(Director)
(1)The annual retainer is $85,000.
(2)The additional annual retainer for our Lead Director is $25,000 and the additional annual retainer for our Compensation Committee Chairperson is $15,000.
(3)Mr. Hartmeier's annual fee was pro-rated, as he was appointed to the Board effective October 1, 2020.
Equity Compensation
As part of their regular annual compensation, each of our non-employee directors receives a grant of fully-vested shares of common stock each year. The non-employee directors may elect to defer the receipt of the annual stock award. Those non-employee directors who elect to defer such awards will instead be granted an award of deferred stock units and the deferred stock units will be settled in shares of common stock in a lump sum six months after the director ceases to be a member of our Board of Directors.
On May 14, 2020, we issued (i) 22,936 shares of common stock to each of those directors electing to receive the equity award and (ii) 22,936 deferred stock units to each of those directors electing to defer the equity award, both of which had a value of $100,000, based on the closing stock price for our common stock on such day. Mrs. Merrill elected to defer the receipt of this unrestricted stock award. Mr. Hartmeier was granted 9,259 fully vested shares of common stock on November 11, 2020 with a value of $58,333, representing a pro-rated equity grant for his board service from his date of appointment (October 1, 2020) through the date of our 2021 annual meeting.

Expenses and Perquisites
We reimburse our directors for their reasonable out-of-pocket expenses incurred in attending meetings of our Board of Directors or its committees or attending continuing professional education classes.
In addition, each of the members of our Board of Directors is entitled to reimbursement for up to $10,000 per annum of lodging, meals, parking and certain other expenses at all of our hotels as well as at other hotels and resorts. The purpose of this policy is to encourage our directors to visit our hotels and other hotels in order to maintain and enhance their knowledge of our portfolio and the lodging industry. All of such reimbursement was considered taxable income to the director who received such reimbursement and is disclosed in the “All Other Compensation” column of the chart entitled “Director Compensation.”
Stock Ownership Policy for Directors
Under our stock ownership policy, each of our non-employee directors has an ownership target which establishes, on an annual basis, the number of shares each non-employee director should hold of Company stock. We count towards this minimum stock ownership target owned shares and deferred stock units. The ownership target for a non-employee director is determined by multiplying the annual cash retainer for Board membership for that year by five and then dividing that result by the average closing price of the Company’s common stock during the first 10 trading days of the same calendar year ($8.52 per share for 2021). Until a non-employee director achieves the minimum stock ownership target, he or she is restricted from selling any shares of Company stock until such time as he or she holds shares in excess of the ownership target, except as needed to pay personal taxes related to the issuance of Company stock from equity compensation grants, and except for shares that the director has purchased on the open market. Each of our non-employee directors holds shares in excess of his or her 2021 ownership target, except that Messrs. Shaw and Hartmeier and Ms. Merrill, who were appointed to our Board of Directors in 2016, 2019 and 2020, respectively, have not had sufficient time to accumulate shares equal to the ownership target. Messrs. Shaw and Hartmeier and Ms. Merrill have not sold any shares.

COMPENSATION DISCUSSION AND ANALYSIS
Executive Summary
Our “named executive officers” for 2020 were as follows:

Name	Title
Mark W. Brugger	President and Chief Executive Officer
Jeffrey J. Donnelly	Executive Vice President and Chief Financial Officer
Thomas G. Healy	Executive Vice President and Chief Operating Officer
Troy G. Furbay	Executive Vice President and Chief Investment Officer
William J. Tennis	Executive Vice President, General Counsel and Secretary
Our executive compensation program has been designed to meet the following objectives:
•to be straightforward, transparent and market-based;
•to create proper incentives for our executive team to achieve corporate and individual strategic objectives and maximize sustainable long-term stockholder value; and
•to comply with sound corporate governance practices.
Our executive compensation program consists of base salary, annual cash incentive compensation opportunities, annual long-term equity incentive grants and limited perquisites.

In 2020, due to the unanticipated impact of the COVID-19 pandemic on travel demand, the Compensation Committee carefully reviewed the executive compensation program to determine the extent to which modifications to the program should be implemented to achieve the proper balance of these objectives. These modifications and the rationale behind them are discussed below.
COVID-19 Pandemic
The COVID-19 pandemic had an immediate, widespread and devastating impact on the travel industry. Our executives responded instantly and decisively when the pandemic struck the United States in March 2020 and led a record decline in the U.S. economy. Our executive officers undertook a series of actions, none of which were planned prior to the pandemic, in response to the crisis. To understand how effectively our executives reacted, it is important to understand how the Company was positioned going into the crisis. Prior to the pandemic:

•The Company had 30 hotels open and operating throughout 2019 and up until March 2020.
•Total revenue in 2019 was $938 million and the Company expected to exceed that amount in 2020.
•Hotel EBITDA profit margins were strong at 29.7% in 2019 and were projected to be similar in 2020.
•The Company’s cash balance at the end of 2019 was approximately $122.5 million and total liquidity was approximately $490 million.
•The Company significantly exceeded all of the compliance thresholds for the financial covenants in the Company’s credit agreements for both its $400 million of unsecured term loans and its $400 million revolving credit facility.
•Net debt-to-2019 EBITDA was 3.7x and net debt was projected to be approximately 30% of net asset value in 2020.
•The Company had a well laddered-maturity schedule with only one material debt maturity prior to 2022.
•The Company had a diversified portfolio going into 2020, including 12 resorts, which have proven more resilient than other hotels since the pandemic struck in March 2020.
•The Company originally expected to have strong growth in 2020 with RevPAR growth of 2.6% and Hotel Adjusted EBITDA to increase approximately $14.2 million over 2019 based on operator-prepared budgets.

•At the start of 2020, percentage growth in group bookings were up double digits with record increases at the Company’s two largest convention hotels (Chicago Marriott Downtown Magnificent Mile and Westin Boston Waterfront).
•The first two months of 2020 began strongly as expected. Total Revenues increased 13.9% and 11.9%, respectively, compared to 2019, and Hotel Adjusted EBITDA increased 36% and 24.4% in January and February, respectively, compared to 2019.

The COVID-19 pandemic far exceeded the slowdowns in the travel industry experienced in 2001 post-9/11 and in the Great Financial Crisis of 2008. The pandemic immediately halted the positive momentum the Company’s hotels had going into 2020. In just the second quarter 2020, the loss in demand resulted in the hotels experiencing a $245 million decline in revenue as compared to the operator budgets set before COVID-19’s impact on the industry. The pandemic presented an unprecedented challenge to our executives, who proved agile and decisive in developing and executing new strategies for the Company. In the face of this adverse impact on the hotel sector and our Company, our executives took the following actions:

Actions Taken to Preserve Capital and Increase Working Capital

•Negotiated an amendment to our credit agreements to provide for a waiver of financial covenants and permit payment of dividends on preferred stock annually, thereby opening a path to issue preferred stock.
•Issued approximately $115 million of preferred stock, net of issuance costs, further enhancing the Company’s liquidity position while minimizing the risk of dilution to shareholders.
•Opportunistically issued approximately $87 million of common stock through the Company’s at-the-market program.
•Improved the Company’s ISS Corporate Rating substantially, earning DiamondRock the ISS “Prime” status designation reserved for companies that score within the top 5% of the real estate sector worldwide. DiamondRock is the only lodging REIT to earn this designation.
•Immediately developed comprehensive plans across all aspects of our business to reduce use of working capital.
•Closed 20 of 30 hotels to reduce operating losses. This involved determining on a hotel-by-hotel basis the correct staffing patterns for each hotel and the minimal costs that must be incurred to maintain the asset, obtain insurance, avoid tax liens, and be in a position to reopen quickly.
•Worked with operators to reduce variable cost at the hotels by approximately 80% at the height of the impact from the pandemic.
•Reduced the “burn rate” at each of our hotels by developing a standardized process to monitor daily cash flow at each hotel, including:
1.Daily review and approval of all contracted labor hours worked and accruals.
2.Daily and weekly review of all property level expenses, invoices and payments.
3.Daily review of total operational cash flow reports from each hotel.
•Paused construction on Frenchman’s Reef & Morning Star Marriott Beach Resort (“Frenchman’s Reef”) and renegotiated existing construction contracts, saving the Company significant cash outlays for construction.
•Cancelled or deferred a large portion of capital projects scheduled for 2020, retaining the projects that had the most immediate return on investment or required to maintain the hotels.
•Negotiated with the ground lessor of the Courtyard Fifth Avenue to reduce ground rent payments for six months in 2020.
•Restructured Marriott management agreements to permit the Company to use funds in replacement reserves for operating purposes, thereby reducing the cash the Company would need to provide for working capital.
•Worked with our management companies to use all available Employee Retention Tax Credits at each of our hotels, reducing working capital needs for 2020.
•Suspended the payment of dividends on common stock to preserve cash of approximately $100 million.
•Brought Frenchman’s Reef to market for potential sale to raise Company cash and reduce carry costs.

Actions Taken to Restructure Debt and Preserve Liquidity

•Immediately drew down over $300 million under the Company’s line of credit to have funds available for working capital as required.

•Obtained two sets of waivers of all financial covenants for the Company’s $800 million in bank debt, which preserved access to the Company’s $400 million line of credit. The amendment waived all financial covenants through calendar year 2021, with relaxation of covenants for some quarters thereafter.

•Refinanced the only near-term debt maturity, the mortgage on Salt Lake City Marriott Downtown at City Creek (“Salt Lake City Marriott”) with a new $48 million loan maturing in January 2023, including one-year extension option.
•Negotiated and entered into an amendment to the loan secured by the Westin Boston Waterfront hotel. This commercial mortgage-backed securities (“CMBS”) loan is the Company’s largest mortgage loan, with a principal balance of approximately $187 million as of December 31, 2020. The amendment enabled the Company to use funds in the FF&E Reserve to pay debt service for three months.
•Ended 2020 with a weighted average borrowing cost of 3.9%, a weighted average maturity of approximately 3.5 years and 23 of our 31 hotels unencumbered by mortgage debt.
•Ended 2020 with approximately $112 million of unrestricted cash and total liquidity of $482 million.

Actions Taken to Enhance Business for Recovery

•Negotiated and closed a transaction with Marriott International, a multi-property deal that included the conversion of five hotels from Marriott-managed to Marriott-franchised. This conversion is projected to increase annual cash flow and increase portfolio NAV by over $50 million. Moreover, the reduction of brand-managed encumbered hotels distinguishes the Company from its peers, which should allow it to command a higher EBITDA multiple valuation.
•Entered into five new management contracts with third-party operators under favorable terms, including termination “at-will” rights and lower fees.
•Negotiated a right to terminate the Autograph Collection franchise agreement for The Lexington New York, potentially unlocking significant value upon the future sale of this hotel.
•Negotiated to up-brand each of the Vail Marriott Mountain Resort and the JW Marriott Denver at Cherry Creek to a luxury brand, which is projected to enhance the value of each hotel.
•Negotiated to rebrand The Lodge at Sonoma Renaissance Resort & SPA to an Autograph Collection hotel, which is expected to open up this hotel to valuable demand drivers, resulting in an increase in the average daily rate and NAV.
•Consolidated management between the Westin Boston Waterfront hotel and the Hilton Boston Downtown/Faneuil Hall; entered into a new management agreement for the Hilton Boston Downtown/Faneuil Hall with the Westin’s third-party operator under favorable lower fees and terms, including a termination “at-will” right. Consolidated operations between the two properties is expected to reduce annual operating costs by approximately $1 million and increase clustered sales opportunities.
•Rebranded our resort in Key West, terminating a Sheraton franchise agreement and accelerating the room refurbishment to reposition the asset as an independent, lifestyle boutique named Barbary Beach House Resort, to take advantage of reduced cost of guest disruption.

Other Actions Taken

•Increased DiamondRock’s annual GRESB Real Estate Assessment score from 81 in 2019 to 84 in 2020, far exceeding the average GRESB score for our peer set of 69.
•Implemented fair severance plans for hotel employees that were displaced as a result of the lack of hotel demand. In total, the Company paid hotel employees more than $7 million dollars in severance and accrued paid time off in 2020. Additionally, in certain situations the Company agreed to pay for hotel employees’ health care costs for a number of months during furlough periods or after severance periods.
•Developed detailed plans with all of our management companies to clean and sanitize our hotels for guest and employee safety as well as other safety protocols.
•Prudently and methodically reopened hotels as demand at certain specific hotels began to improve and brought employees back to work.
•Renegotiated union contracts in Boston and New York to provide employees with safe return-to-work plans.

•Carefully reviewed the Payroll Protection Program (PPP), eventually determining that it would not be appropriate or prudent for the Company to apply for a loan under this program.

The Compensation Committee believes that this comprehensive response demonstrates thorough business planning, adaptability of the executives, effectiveness of this team working together as one unit under the direction of Mr. Brugger and the resilience of our balance sheet built by the executive team over many years to withstand extreme downturns. Our relatively successful response is demonstrated by a total stockholder return in 2020 that surpassed the NAREIT Lodging REIT index by 200 basis points (-25.5% vs. -27.4%).

Executive Compensation Decisions – 2020 Annual Incentives

The financial and strategic goals for our 2020 annual incentive program were established before the COVID-19 pandemic hit the U.S.; therefore, compensation of our executives was impacted in ways that could not have been contemplated when the objectives were set. Our Compensation Committee has met several times to review how to fairly reflect the extraordinary efforts of the executive officers in acting during this this unprecedented time while balancing the adverse impact on our investors and the operators’ employees at our hotels.

The Compensation Committee believes that the exceptional efforts of the executive officers to plan, undertake and execute on each of these objectives, not one of which was a goal of an executive entering into 2020, will not only put the Company in the best position to survive the crisis, but to emerge as a better company following the pandemic. Accordingly, the Compensation Committee determined that the actual performance for the 2020 cash incentive should be measured against the achievements in 2020 listed above and not based on the goals originally established for the 2020 annual incentive plan prior to the pandemic devastating the travel industry. In reaching this decision, the Compensation Committee agreed on several guidelines:

•No awards should be paid above target.

•Executive officers response should be recognized. The Company should reward the executive officers for the response to the COVID-19 pandemic, the speed at which they pulled together and the ongoing efforts to minimize adverse effects. Maintaining a rigid focus on fixed goals established prior to the pandemic would prevent the Company from appropriately rewarding the executives who created immediate plans and then successfully executed them while continuing to evolve and develop new plans as the crisis continues to affect the travel industry.

•The executive officers, who worked together to execute the plans, should be evaluated collectively as a team.

In view of the extraordinary efforts of the executive officers as set forth above and guided by the principles established to frame the awards, the Compensation Committee used its discretion to determine the 2020 cash incentive for each member of the executive officers as further set forth below.
2020 Compensation Overview
Highlighted below are the key components of our executive compensation program, the purpose of each component and the process for determining each component.

Compensation Component	Description and Purpose		Process/Highlights
Base Salary	•	Fixed compensation necessary to attract and retain executive talent.	•	Executive base salaries are reviewed each year by the Compensation Committee with assistance from its compensation consultant.
	•	Based on competitive market, individual role, experience, performance and potential.	•	Refer to the subsection entitled “Base Salary” under the discussion of “Compensation Elements” for a three-year history of base salaries for the named executive officers.
Annual Cash Incentive Compensation	•	Performance-based cash incentives that reward achievement of annual performance objectives.	•
In 2020, the annual incentive program goals were established in early February. Once the COVID-19 pandemic hit the U.S. later that month, the goals became obsolete, and executive team focused on managing through the crisis.

Compensation Component	Description and Purpose		Process/Highlights
	•	Tied to Company's business plan and strategic goals. However, due to the crisis, the business plan and goals became obsolete in the first quarter.	•
Although the AFFO per share was below threshold and the individual objectives set in the beginning of 2020 became irrelevant early in the year, the Committee used its informed judgment after the end of the year to approve the payment of the annual cash incentive at 75% of target, based on their evaluation of management’s response to the COVID-19 pandemic, including the accomplishments listed above.

•
Typically based 75% on Adjusted Funds From Operations (AFFO) per share and 25% on individual objectives. However, due to the crisis, the business plan and goals were modified so that the executive officers could focus on, and implement, changes in response to the crisis.
			•	Refer to the subsection entitled “Cash Incentive Compensation Program” under the discussion of “Compensation Elements” for more detail.
Long-Term Equity Incentive Compensation	•	Aligns executive compensation with total stockholder return and hotel market share improvement over multi-year performance and vesting periods.	•	Grants are made in the first quarter each year.
	•	50% of long-term equity incentives vest subject to pre-established multi-year performance objectives.	•	Grants made in 2020 were 50% in performance stock units (“PSUs”) that vest after three years and 50% in either (i) long-term incentive plan units (“LTIPs”) or (ii) time-based restricted stock.
	•	Promotes retention of key talent.	•	PSUs may be earned from 0% to 150% of a target number of PSUs. 50% of the PSUs are based on our total stockholder return (TSR) relative to a peer group over a three-year performance period and 50% of the PSUs are based on achieveing improvement in the market share of our hotels over a three-year performance period. The number of PSUs earned based on relative TSR is subject to a "negative TSR cap" that limits the number of PSUs earned to no more than the target amount if absolute TSR is negative for the performance period. The Compensation Committee determined to maintain the TSR component without change but the market share test was modified to adjust for incomplete or unattainable data used to determine market share in our hotels in 2020. Refer to the subsection entitled "Long-Term Incentive Compensation" under the discussion of "Compensation Elements" for more detail.
Benefits and Limited Perquisites	•	Designed to attract and retain high-performing employees.	•	All employee plans are reviewed annually.
	•	Includes health and dental insurance, term life insurance, disability coverage and a 401(k) plan match.
	•	Named executive officers participate in the same benefits plans as all other employees, with the exception of a deferred compensation plan, in which executive officers and certain senior-level employees may defer earned compensation. There is no Company match in effect for the deferred compensation plan.

Compensation Component	Description and Purpose		Process/Highlights
	•	As a member of our Board of Directors, Mr. Brugger is entitled to annual reimbursement of up to $10,000 for certain hotel stays, which he has never used.
Target Direct Compensation Mix
The following charts illustrate the target mix between direct compensation elements (base salary, annual cash bonus and long-term equity incentives in the form of time-based LTIPs and PSUs) for our Chief Executive Officer and the average of our other named executive officers in 2020.
Other NEOs include Messrs. Donnelly, Furbay, Healy, and Tennis.
Pay and Performance Alignment
As the pie graphs above illustrate, the majority of our CEO’s pay opportunity and a substantial portion of our other named executive officers’ pay opportunities are performance-based and in the form of long-term equity awards, which are aligned with stockholder interests. As a result, actual pay delivery for the CEO and other named executive officers are closely correlated with performance on both an absolute and relative basis.
Our Compensation Committee believes that our long-term incentive program, particularly the PSU component, strongly aligns earned compensation with total stockholder return. As required under SEC rules, the values shown in the Summary Compensation Table and Grants of Plan-Based Awards table in this and prior proxy statements with respect to the PSUs are based on grant-date fair value not earned value. For the three-year performance period ending February 2019, our relative TSR underperformed our peers, resulting in payout below target. For the three-year performance period ending February 2020, our relative TSR was above the 75th percentile and approximately 46% of our hotels gained market share, resulting in payout of 123% of target. For the three-year performance period ended February 2021, our relative TSR was above the 75th percentile and approximately 50% of our hotels gained market share, resulting in 125% of target; however, since the TSR was negative for the performance period (due to the impact of the COVID-19 pandemic), the number of PSUs earned was capped at the target amount. As of December 31, 2020, the payout for the three-year performance period ending in February 2021 was tracking above target and the payout for the three-year performance period ending in February 2022 was tracking below threshold.
For PSUs granted in 2016, 75% of the grant value was awarded in PSUs tied to relative TSR and 25% in PSUs tied to hotel market share performance. For PSUs granted after 2016, 50% of the grant value was awarded in PSUs tied to relative TSR and 50% in PSUs tied to hotel market share performance. The payout for the PSUs tied to relative TSR granted after 2017 is capped at target if our absolute TSR is negative for the three-year performance period.

Compensation Best Practices
Our executive compensation program incorporates the following best practices:
•Our executives’ total compensation opportunity is primarily based on performance, awarded through our annual and long-term incentive compensation programs.
•No guarantees of minimum cash incentive payments are provided for executives after the year of hire.
•The target pay opportunity for our Chief Executive Officer is approximately 60% and, on average, for our other named executive officers is approximately 50% in the form of long-term equity incentives.
•One half of the long-term equity incentives are tied to the achievement of multi-year relative TSR and market share performance goals.
•Payout of multi-year relative TSR and performance incentives are capped at target if total shareholder return is negative for the three-year performance period.
•Our Compensation Committee requires the personal goal component of the annual cash incentive plan to be specific and measurable. For 2020, however, while personal goals set in the beginning of the year were specific and measurable, as discussed above, the Compensation Committee used its discretion to use more relevant criteria for determining the annual cash incentive.

•Our equity plan prohibits liberal share recycling.
•Our equity plan requires a minimum of one-year vesting on any equity awards issued to executives.
•Any change in control payments under severance agreements are subject to a “double-trigger.”
•Named executive officers are required to accumulate and hold a meaningful amount of stock. The ownership target for the Chief Executive Officer is six times his base salary and three times base salary in the case of all other executive officers.
•No perquisites are provided to named executive officers that are not otherwise provided to all employees, except executive officers and certain senior-level employees may participate in our deferred compensation plan. There is no Company match in effect under our deferred compensation plan.
•In his capacity as a member of our Board of Directors, Mr. Brugger is entitled to reimbursement up to $10,000 for lodging, meals and certain other expenses at hotels either owned by us or other hotels, which he has never used.
•Our Compensation Committee retains and meets regularly with an independent compensation consultant who advises on executive and director compensation.
•Our Compensation Committee regularly reviews the Company’s incentive compensation plans to ensure they are designed to create and maintain stockholder value and do not encourage excessive risk.
•A clawback policy is in effect to recover amounts inappropriately paid in the event of certain restatements of our financial statements.
•An anti-hedging policy is in effect to prohibit short sales and the purchase or sale of puts, calls or other derivative securities of the Company.
•Pledging of Company securities is prohibited.
•Our programs are designed to be financially efficient from tax, accounting, cash flow and share dilution perspectives.

Compensation Committee Procedures, Compensation Consultant, Input of Named Executive Officers on Compensation and Stockholder Advisory Resolution
Our Compensation Committee is responsible for determining the amount and composition of compensation paid to our Chief Executive Officer and reviews and approves or makes recommendations to our Board of Directors with respect to the compensation for all other executive officers. Our Compensation Committee exercises its independent judgment in reviewing and approving the executive compensation program as a whole, as well as specific compensation levels for each executive officer.
In determining executive compensation for 2020, our Compensation Committee considered the approximately 96% stockholder support for the “say-on-pay” proposal received at the 2020 annual meeting of stockholders. In addition, in the fourth quarter of 2020, similar to what we did in 2018 and 2019, we reached out to stockholders holding over 82% of our outstanding common shares, in order to understand their views on our executive compensation program and maintain an open line of communication. Mr. Donnelly, our Chief Financial Officer, participated in conversations with 18 of our top 30 stockholders representing approximately 65% of our outstanding common shares. During these discussions, our investors commented on the importance of creating alignment between pay and performance and incentivizing long-term value creation. We discussed with a number of investors the reliance on AFFO per share as the primary determinant of annual cash incentive compensation and the mix of total shareholder return and market share to determine the number of performance stock units awarded at the end of the performance period. However, since the Compensation Committee had not determined adjustments to be made to the compensation plan at the time of these discussions with investors, the specific adjustments subsequently implemented were not discussed with investors. Certain investors also recognized our continuing success on improving our Environmental, Social and Governance (“ESG”) scores, which is discussed under the subsection titled, “Environmental Stewardship, Social Responsibility and Governance” under the discussion of “Other Corporate Governance Matters.” Overall, our investors were supportive of our executive compensation practices, and based on investor feedback, we maintained the design of the current program, subject to adjustment due to the impact of the COVID-19 pandemic. As a result, our Compensation Committee continued to apply the same effective principles and philosophy it has used in previous years in determining executive compensation, except that the executive officer’s specific response to the pandemic was considered in determining compensation for 2020. The Company will continue to consider stockholder concerns and feedback in the future.
We remain committed to continuing our engagement with our stockholders on matters of executive compensation and ESG. As our stockholders’ views and market practices on executive compensation evolve, the Compensation Committee will continue to evaluate and, if needed, make changes to our executive compensation program, ensuring that the program continues to reflect our pay-for-performance compensation philosophy and objectives.
Independent Consultant
FW Cook advises our Compensation Committee on compensation program design and the amounts we should pay to our executives. They provide our Compensation Committee with information on executive compensation trends, best practices and advice for potential improvements to the executive compensation program. FW Cook also advises our Compensation Committee on the design of the compensation program for non-employee directors. FW Cook does no work for management, receives no compensation from the Company other than for its work in advising our Compensation Committee, and maintains no other economic relationships with the Company. As part of the process of assessing the effectiveness of the Company’s compensation programs, our Compensation Committee permits FW Cook to receive input from our Chief Executive Officer regarding the Company’s strategic goals and the manner in which the compensation plans should support these goals.
Annual Process
In the fourth quarter of each year, our Compensation Committee reviews the total compensation of each of our executive officers for the current year, including an estimate of the incentive plan compensation for the current year, a summary of all executive severance agreements and a calculation of potential change-in-control costs. Our Compensation Committee also reviews appropriate compensation studies and surveys. After the review, our Compensation Committee finalizes and approves the design of the compensation plan for the upcoming year.

Our Compensation Committee directed FW Cook to provide a benchmarking study of executive officer compensation compared to similarly situated REITs, or what we call our “competitive set.” Following the review of the study and considering the skill level of each executive, our Compensation Committee sets an appropriate base salary for the executive officers along with target bonuses and equity awards for the following year.
Subsequent to the end of the year, once the financial results for the prior year are available and the annual budget for the current year is finalized, our Compensation Committee reviews the achievement of the formulaic components of the cash incentive program and individual objectives. Based on this review, our Compensation Committee finalizes and approves the annual cash incentive compensation for the prior year. Additionally, our Compensation Committee finalizes the structure of the current year annual cash incentive compensation program and the amount and structure of the long-term incentive awards.
In the fourth quarter of 2020, our Compensation Committee considered the extent to which the compensation plan for our executives should be modified to account for the severe impact that the COVID-19 pandemic has had on the travel industry. Subsequently, the Compensation Committee met once each in January and February 2021 to consider adjustments to be made to each of the components of the executive compensation plan for the 2020 year, as well as prospectively for 2021.

We believe our programs are effectively designed and working well in alignment with the interests of our stockholders and are instrumental to achieving our business strategy.
Use of Competitive Set
Each year, our Compensation Committee conducts a review of the executive compensation program in terms of both design and compensation levels. This includes a competitive analysis of our compensation practices versus those of our peers with a focus on other lodging REITs. As we target our total compensation to be at or close to the median of our competitive set, we seek to ensure that approximately half of the target compensation opportunity provided to our executives is in the form of equity; as a result, our executives’ cash compensation may be targeted at a level below or above the median cash compensation paid to members of our competitive set. We generally attempt to pay base salaries at levels competitive with that of our competitive set.
In 2019, FW Cook conducted a competitive analysis of executive compensation levels against our competitive set to assist our Compensation Committee in making compensation decisions with respect to target pay opportunities for our executives and our incentive program for 2020. The competitive set was comprised of 11 lodging-focused, self-managed REITs with market capitalization in range with the Company's market capitalization. Additionally, we typically review the executive compensation practices at Host Hotels & Resorts, Inc. (NYSE: HST), but we exclude this information from summary statistics as HST is substantially larger than us. The REITs in our competitive set for the analysis were:

Lodging REIT Competitive Set
		Market Capitalization as of 12/31/20 (in millions)
Company	Ticker Symbol	Regular	UPREIT
Apple Hospitality REIT	APLE	$2,882	$2,882
Chatham Lodging Trust	CLDT	$507	$514
Corepoint Lodging	CPLG	$400	$400
Hersha Hospitality Trust	HT	$306	$349
Park Hotels & Resorts	PK	$4,041	$4,041
Pebblebrook Hotel Trust	PEB	$2,461	$2,466
RLJ Lodging Trust	RLJ	$2,316	$2,327
Ryman Hospitality Properties, Inc.	RHP	$3,682	$3,682
Summit Hotel Properties, Inc.	INN	$952	$954
Sunstone Hotel Investors, Inc.	SHO	$2,443	$2,443
Xenia Hotels & Resorts, Inc.	XHR	$1,729	$1,772
75th Percentile		$2,672	$2,674
Median		$2,316	$2,327
25th Percentile		$730	$734
DiamondRock Hospitality Company	DRH	$1,646	$1,653
Percentile Rank		39%	39%
Source: S&P Capital IQ

Our executives’ target compensation for 2020 compared to the most recently disclosed (as of the fourth quarter of 2019) target compensation of executives in the revised lodging REIT competitive set is as follows:

Lodging REIT Competitive Set
Executive (1)	Benchmark	Base Salary	Annual Cash Incentive	Equity	Total Target Direct Comp.
Mr. Brugger	Chief Executive Officer	8 of 12	7 of 12	8 of 12	6 of 12
Mr. Donnelly	Chief Financial Officer	9 of 12	10 of 12	11 of 12	10 of 12
Mr. Healy	Chief Operating Officer (1)	6 of 9	9 of 9	7 of 9	8 of 9
Mr. Furbay	Chief Investment Officer (1)	3 of 8	5 of 8	4 of 8	4 of 8
Mr. Tennis	General Counsel (1)	1 of 5	3 of 5	3 of 5	2 of 5

(1)	Certain of the companies included in the lodging REIT competitive set do not publicly report compensation for a Chief Operating Officer, Chief Investment Officer or General Counsel.
(2)
The chart is based on the rankings from highest to lowest, where "1" is the highest. For example, "8 of 12" means 8th highest of 12 in the competitive set, meaning 7 in the competitive set are higher and 4 are lower.

The table above reflects our relative ranking in target compensation for 2020 versus the most recently disclosed peer group data at the time of the analysis. Actual compensation may be above or below these targets, based on actual performance. Furthermore, the realized value of equity compensation will likely vary from the target value depending on our stockholder return performance, both on an absolute basis and, with respect to a portion of the PSUs, relative to the peer group.

Compensation Elements
Our compensation program seeks to promote our compensation philosophy and objectives through an appropriate mix of four core elements of compensation:
1.base salary;
2.cash incentive compensation program;
3.long-term incentive compensation; and
4.benefits and limited perquisites.
1.Base Salary

We review our executives’ base salaries annually in the fourth quarter of each calendar year.
Our primary compensation philosophy is to target our total compensation to be at or close to the median of our competitive set and to ensure that approximately half of the target compensation opportunity for our senior executives is in the form of equity. As a result, our executives’ cash compensation may be targeted at a level below or above the median cash compensation paid to executives of the companies in our competitive set. During our annual compensation review, we generally attempt to set the base salaries within the range of base salaries paid to members of our competitive set. However, we adjust base salaries to reflect each executive’s assigned responsibilities, relevant level of experience and individual performance compared to other members of the competitive set.
The base salaries for 2021, 2020 and 2019 are as follows:

Name	2021	2020	2019
Mark W. Brugger	$775,000	$775,000	$775,000
Jeffrey J. Donnelly	$464,000	$464,000	$450,000
Thomas G. Healy	$478,000	$478,000	$464,000
Troy G. Furbay	$478,000	$478,000	$464,000
William J. Tennis	$424,000	$424,000	$412,000
For the calendar year 2020, our Compensation Committee determined to make no change in Mr. Brugger's base salary. The base salaries for the other named executive officers were increased by approximately 3%, consistent with the increases in base salaries for other employees of the Company. For the calendar year 2021, in view of the severe impact of the COVID-19 pandemic on our industry, our Compensation Committee determined that the executive officers would not receive an increase in base salary.
2.Cash Incentive Compensation Program
We maintain an annual cash incentive compensation program pursuant to which our executive officers are eligible to earn cash bonuses based upon their achievement of certain objective corporate goals as well as certain individual goals set by our Compensation Committee at the beginning of that fiscal year. To date, no cash incentive compensation has been paid to our executives other than in accordance with this program except (i) in the first year of employment in order to attract strong candidates to accept offers of employment and (ii) with respect to 2020, as discussed above, the annual cash incentive compensation for executives was based on achievements different from the goals implemented in early 2020 prior to the impact of the COVID-19 pandemic.

The performance measures and weightings established by our Compensation Committee for 2020 under our cash incentive compensation program are set forth below.

Components of Cash Incentive Compensation Program	Weighting
Adjusted Funds From Operations per share (AFFO per share) (1)	75%
Achievement of certain individual strategic objectives	25%
(1)We compute the AFFO component of the cash incentive program by adjusting Funds From Operations (or FFO), which we calculate in accordance with the standards established by Nareit, for certain non-cash items. Refer to “Non-GAAP Financial Measures” in Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations of our Annual

Report on Form 10-K for the year ended December 31, 2020. In addition, the AFFO per share target excludes the income tax provision and corporate bonus expense.

For 2020, however, after several meetings in the fourth quarter of 2020 and the first quarter of 2021, our Compensation Committee determined that due to the extraordinary and unanticipated circumstances affecting our industry in 2020, it was appropriate and fair to evaluate the executive officers on criteria different from the AFFO component and the individual objectives, both of which were established prior to the COVID-19 pandemic’s impact on the travel industry.
The program in place in the beginning of 2020 is described below followed by the factors the Compensation Committee considered in applying its informed judgment to determine bonuses for 2020.
AFFO Per Share
Prior to the COVID-19 pandemic, the AFFO component of our cash incentive compensation program was determined by calculating how well the Company performed against the AFFO target, which was based on the Company’s annual budget. We used the budgets submitted by each of our hotel managers for each hotel as the basis for our annual budget. These budgets were “rolled up” into a single budget, from which we prepared the annual budget submitted to our Board of Directors for approval. When the annual budget was approved by our Board of Directors, the AFFO target was determined based on the approved budget.
The following table illustrates the threshold, target, and maximum AFFO per share objectives for the 2020 cash incentive program.

Performance Level	AFFO/Share		Cash Incentive Payout (as % of Target)
<Threshold	<	$0.97	0%
Threshold		$0.97	50%
Target		$1.08	100%
Maximum	≥	$1.19	200%
For performance that falls between threshold and the target or between the target and maximum, bonuses are calculated based on a linear interpolation for achievement in between each of those performance levels, with the maximum that a named executive officer could earn being 200% of the target. For the year 2020, primarily due to the impact of the COVID-19 pandemic on hotel demand at the Company's properties, the AFFO per share was a loss of $0.04 and the threshold was not achieved.
Individual Strategic Objectives

Prior to the COVID-19 pandemic, twenty-five percent of each executive’s annual cash incentive was based on achievement of individual strategic objectives. Our Compensation Committee established strategic objectives for each of the executive officers, which objectives varied by individual depending on their specific responsibilities as they related to the Company’s overall business plan. Since 2018, in response to stockholder feedback, the individual strategic component was made more objective by developing specific target and maximum performance goals and assigning weightings to each measure.
Our Compensation Committee assesses the individual achievements of each executive officer relative to individual business objectives and our Chief Executive Officer provides his assessment of each executive officer other than himself. In addition, the Chairman of the Board, Lead Director and Chairman of our Nominating and Corporate Governance Committee collectively interview each executive officer and board member to prepare an assessment of the performance of our Chief Executive Officer, which assessment is delivered to our Board of Directors.
Due to the COVID-19 pandemic, the individual strategic objectives set in the beginning of 2020, including, for example, rebuilding Frechman’s Reef, driving RevPAR growth, maximizing profit margins, completing acquisitions and increasing retail leasing, became irrelevant early in the year and, in some cases (e.g. rebuilding Frenchman's Reef) would have been detrimental to the Company.

After several meetings in the fourth quarter of 2020 and the first quarter of 2021, our Compensation Committee determined that due to the extraordinary and unanticipated circumstances affecting our industry in 2020, it was appropriate and fair to evaluate the executive officers on criteria different from the AFFO component and the individual objectives, both of which were established prior to the COVID-19 pandemic impact on the travel industry. As a result, the Compensation

Committee used its informed judgment after the end of the year to approve the payment of bonuses at 75% of target for the Company’s executive officers, based on the exceptional response by the Company’s management team to the COVID-19 pandemic, including the accomplishments listed above in “COVID-19 Pandemic”. The Compensation Committee believed that the bonuses were warranted, as the extraordinary efforts of the Company’s executive officers to plan, undertake and execute on each of the objectives described in “COVID-19 Pandemic” has greatly helped to position the Company to survive the crisis and emerge as a stronger company following the pandemic.

The annual incentive opportunity ranges for 2020 and the actual cash incentive compensation earned and paid for 2020 performance as a percentage of base salary were as follows:

	2020 Cash Incentive Opportunity (as % of Base Salary)			2020 Cash Incentive Earned
Name	Threshold	Target	Maximum	% of Target	% of Base Salary	$ Value	vs 2019
Mark W. Brugger	75%	150%	300%	75%	112.5%	$871,875	$(297,011)
Jeffrey J. Donnelly	45%	90%	180%	75%	67.5%	$313,200	$113,200
Thomas G. Healy	45%	90%	180%	75%	67.5%	$322,650	$(61,549)
Troy G. Furbay	45%	90%	180%	75%	67.5%	$322,650	$(80,370)
William J. Tennis	45%	90%	180%	75%	67.5%	$286,200	$(72,300)
3. Long-Term Incentive Compensation
Generally, we target providing approximately half of each executive’s target compensation opportunity in the form of long-term equity incentives. However, our Compensation Committee determines, in its sole discretion, the actual amount of equity to be awarded to our executive officers each year reflecting our performance in the prior year, individual performance and competitive levels of long-term incentive compensation among our competitive set. On this basis, our Compensation Committee determined that Mr. Brugger’s long-term equity incentive award should be approximately 60% of his total compensation in order to further align his compensation with the total stockholder return of the Company.
We grant equity awards to align the interests of our executives with those of our stockholders, and to create incentives for our executives to protect and grow stockholder value, including through maintenance and growth of our dividend. Our executive officers are not guaranteed any minimum number of shares of restricted stock or other equity grants. We generally grant equity awards annually in February.
Types of Awards
We grant an annual award to each executive officer. In 2020, annual awards consisted of 50% of either (i) long-term incentive plans units (“LTIP units”) subject to time-based vesting or (ii) restricted stock subject to time-based vesting and 50% performance stock units, or PSUs, which were earned based on the achievement of specified performance criteria. Each of these types of awards is described in more detail below.
LTIP Units
For 2020 our Compensation Committee granted LTIP units to Mr. Furbay and Mr. Tennis for the time-based portion of the annual long-term incentive. Mr. Furbay and Mr. Tennis elected to receive LTIP units in lieu of Restricted Stock. LTIP units are designed to qualify as “profits interests” in DiamondRock Hospitality Limited Partnership, the Company's operating partnership, for federal income tax purposes, meaning that initially they are not economically equivalent in value to a share of our common stock, but over time can increase in value to one-for-one parity with common stock by operation of special tax rules applicable to profits interests. LTIP units are designed to offer executives a long-term incentive comparable to restricted stock, while allowing them to enjoy a more favorable income tax treatment. Each LTIP unit awarded is deemed equivalent to an award of one share of common stock reserved under our incentive equity plan. The key difference between LTIP units and restricted stock is that at the time of award, LTIP units do not have full economic parity with common stock, but can achieve such parity over time upon the occurrence of specified events in accordance with partnership tax rules. Until and unless such parity is reached, the value that an executive will realize for a given number of vested LTIP units is less than the value of an equal number of shares of our common stock. We believe that these full value awards provide alignment with our stockholders by fully reflecting the total return we provide to our stockholders, including dividends or other distributions as well as potential future increases or decreases in our stock price.

Restricted Stock
In 2020, 50% of the target annual long-term incentive for Mr. Brugger, Mr. Healy and Mr. Donnelly was granted in restricted stock to align the interests of these executive officers with those of our stockholders and to help retain the services of these executives through multi-year vesting schedules. Our restricted stock awards generally vest in three equal annual installments from the date of grant. All dividends on unvested shares accrue and are paid out only when the underlying restricted shares vest

Performance Stock Units
PSUs entitle each executive officer to earn shares of common stock subject to the achievement of certain performance targets. For PSUs granted in 2020 and vesting in 2023, 50% of the PSUs may be earned based on three-year relative stockholder return and 50% may be earned based on achieving improvement in the market share for each of the Company’s hotels over the three-year performance period. Because the market share test is determined by comparing the market share of our hotels as of December 31, 2019, before the COVID-19 pandemic impacted our industry, against the market share of our hotels as of December 31, 2022, we do not expect to have to adjust this component for the 2020 grants. However, for the 2021 grants, the market share test will be a two-year test commencing with the market share of our hotels on December 31, 2021 compared to the market share of our hotels as of December 31, 2023.

Each executive officer is granted a target number of PSUs. The actual number of PSUs earned will range from zero to 150% of the target number of PSUs. Earned shares, if any, vest at the end of the three-year performance period. Dividends are not paid currently on the common stock underlying the PSUs; instead, the dividends are treated as “re-invested” and are only earned to the extent the underlying PSU is also earned. PSUs are settled at the end of the three-year performance period by the issuance of a share of common stock for every PSU earned.
The relative total stockholder return PSUs are based on the Company’s percentile rank relative to a peer group at the end of the three-year performance period. The peer group is the same as the lodging REIT competitive set referred to above, with the addition of Host Hotels & Resorts. The number of PSUs earned is calculated in accordance with the following:

DiamondRock Hospitality Company Relative TSR Percentile Rank*	Percent of Target PSUs Earned
< 30th Percentile	0%
30th Percentile	50%
50th Percentile	100%
> or Equal to 75th Percentile	150%
*The number of PSUs earned is linearly interpolated for achievement in between each of those performance levels. For the PSUs granted in 2018 and thereafter, the number of PSUs earned is subject to a negative TSR cap that limits the number of PSUs earned to no more than target if absolute TSR is negative for any performance period.
The Company's relative TSR for the three-year performance period ended February 2021 ranked at the 82nd percentile, which would have resulted in 150% of the target number of relative total stockholder PSUs being earned. However, because our absolute TSR was negative for the performance period, the payout was capped at 100% of target.

The hotel market share PSUs are based on improvement in market share for each of the Company’s hotels during the three-year performance period. This is determined by establishing a baseline for each hotel of how well it is performing against its competitive set in its market at the beginning of the performance period. This is based on a report prepared for each hotel by STR Global, a well-recognized and universally accepted benchmarking service for the hospitality industry (“STR Report”). Improving the market share of our hotels leads to stronger results for our entire portfolio. At the end of the three-year performance period, a STR Report is again generated for each of our hotels. If 50% of our hotels have shown improvement by capturing a larger share of the market from its competitors over that three-year period, then the target number of PSUs for this component has been earned. The number of PSUs earned is calculated in accordance with the following:

Percentage of Hotels with Market Share Improvement*	Percent of Target PSUs Earned
< 30%	0%
30%	50%
50%	100%
> or Equal to 75%	150%
*The number of PSUs earned is linearly interpolated for achievement in between each of those performance levels.
For the hotel market share PSUs vested in February 2021, which are earned based on performance relative to other hotels, our Compensation Committee determined to base the achievement on the performance at each of the Company’s hotels for the 26-month period ending February 2020. The reason for this is that many of the hotels in competitive sets and certain of the Company’s hotels were closed or had limited occupancy for 2020 due to the COVID-19 pandemic, and, consequently, the performance of the individual hotels could not be measured during 2020. As a result, executives earned 100% of the target hotel market share PSUs for the the hotel market share PSUs vested in February 2021.
Our Compensation Committee has evaluated several long-term incentive alternatives over the years to determine a mix that best supports our objectives and is effective for us, given our REIT structure. Our Compensation Committee believes that the PSU program, as currently designed, aligns our interests with those of stockholders because it calibrates earned compensation to our performance, measured both on an absolute basis and relative to our peers, which are investment alternatives for our stockholders.
Our Compensation Committee believes that our long-term incentive compensation program, particularly the PSU component, strongly aligns earned compensation with total stockholder return. As required under SEC rules, the values shown in the Summary Compensation Table and Grants of Plan-Based Awards table in this and prior proxy statements with respect to the PSUs are based on grant-date fair value not earned value.
Special Retention Awards

In March 2021, the Compensation Committee approved special retention awards for certain executives, including our named executive officers (the “Special Retention Awards”). The Compensation Committee regularly reviews our executive compensation programs, including whether the existing compensation programs provide a sufficient mechanism to support retention of key talent. When evaluating the need for the Special Retention Awards, the Compensation Committee considered the following:

•increased competition for lodging industry talent from new organizations formed to take advantage of favorable asset pricing created by the widespread and devastating impact of the COVID-19 pandemic on the travel industry;
•the management team’s contribution to our success prior to the onset of the pandemic as well as their prompt and comprehensive response to the crisis to protect the organization and best position it for recovery to promote shareholder value; and
•the value to the Company of leadership continuity through a protracted market downturn.
Based on these considerations, and in an effort to improve executive retention, the Compensation Committee approved the Special Retention Awards, which have the following key features:

•they are in the form of shares of restricted stock, which increases alignment between the executives and the Company’s stockholders and preserves cash liquidity for the Company; and
•they have long vesting periods to promote long-term retention, with none of the shares of restricted stock vesting prior to the third anniversary of the grant date, and for most executives, full vesting will not be achieved until five years from the grant date.

The Special Retention Awards grant values for each of the aforementioned named executive officers are as follows:

Name	Amount
Mark W. Brugger	$3,000,000
Jeffrey J. Donnelly	$950,000
Thomas G. Healy	$1,000,000
Troy G. Furbay	$900,000
William J. Tennis	$400,000
The Special Retention Awards for Messrs. Brugger, Healy, Donnelly and Furbay vest on the following schedule, subject to such named executive officer’s continued service/employment with the Company through each applicable vesting date:
•0% for the first three years,
•25% on the third anniversary of the grant,
•an additional 25% on the fourth anniversary of the grant, and
•the remaining 50% on the fifth anniversary of the grant.
The Special Retention Award for Mr. Tennis vests 100% on the third anniversary of the grant. The Special Retention Award for Mr. Tennis is proportionally smaller than the awards for the other executive officers as the award vests over a shorter period of time.
Additionally, dividends accrue on the shares of restricted stock during the vesting period and are only paid out to the extent and at such time that the shares of restricted stock are vested.
Pursuant to the award agreements evidencing the Special Retention Awards for Messrs. Brugger, Healy, Donnelly and Furbay, if we terminate such executive’s employment without cause or such executive resigns with good reason, or if the executive dies or is terminated due to disability, the executive (or his family) will be entitled to accelerated vesting of the unvested amount of his Special Retention Award on only a pro-rata basis based on the portion of the vesting period such named executive officer worked for us. In the event we terminate the named executive officer without cause or such executive resigns for good reason, in each case in connection with or following a change in control (including a change in control if the successor entity does not assume, convert, or replace the Special Retention Award), the executive will be entitled to full accelerated vesting of any then-unvested portions of his Special Retention Award. If Mr. Tennis voluntarily resigns after December 31, 2021 and satisfies certain notice conditions, his Special Retention Award will vest on a pro-rata basis based on the percentage determined by dividing (i) the number of days from and including the grant date through the date of termination of Mr. Tennis’s employment, by (ii) 1,096.
4.    Perquisites and other benefits
We have never had a pension plan and we have very limited perquisites. Our named executive officers, along with all of our employees on a non-discriminatory basis, receive: (i) health and dental insurance with the Company paying 100% of the premiums, (ii) a $200,000 group term life insurance policy, and (iii) long-term and short-term disability coverage. We maintain a retirement savings plan for all of our employees under section 401(k) of the Internal Revenue Code (the “Code”). All of our employees, including our named executive officers, benefit from the same company matching formula. In addition, subject to certain limitations, Mr. Brugger, as a member of our Board of Directors, is entitled to annual reimbursement of up to $10,000 of lodging, meals, parking and certain other expenses at all of our hotels and at other hotels; however, Mr. Brugger has never used this benefit.
We also have a deferred compensation plan that enables our named executive officers, as well as other senior management employees, to defer their cash and equity compensation. The amounts deferred are not included in the participant’s current taxable income and, therefore, are not currently deductible by us. With respect to deferred cash compensation, the participants select from a limited number of mutual funds which serve as measurement funds, and the deferred amounts are increased or decreased to correspond to the market value of the mutual fund investments. Because the measurement funds are publicly traded securities, we do not consider any of the earnings credited under the deferred compensation plan to be “above market.” We do not provide any matching contribution to any participant, although the plan does permit such contributions.

Severance Agreements
We have entered into severance agreements with each of our named executive officers, which provide them with certain severance benefits if employment ends under certain circumstances. We believe that the severance agreements will benefit us by helping to attract and retain the executives and by allowing them to focus on their duties without the distraction of the concern for their personal situations in the event of a termination of their employment, especially in connection with a possible change in control of the Company. Further detail regarding the severance agreements is provided as part of the Executive Officer Compensation Summary below.
Discussion of Certain Compensation Policies
Stock Ownership Policy for Senior Executives
We believe that it is important to align the interests of senior management with those of our stockholders. As one concrete step to ensure such alignment, we have a stock ownership policy for each of our senior executive officers, which is similar to the stock ownership policy for our non-executive directors.
Under our stock ownership policy, an ownership target is set for each of our named executive officers. The ownership target establishes, on an annual basis, the number of shares each covered executive should hold of Company stock. If an executive holds less than the ownership target, he or she is restricted from selling any Company stock until such time as he or she holds shares in excess of the ownership target, except as needed to pay personal taxes related to the vesting of equity compensation awards, and except for shares which the executive has purchased on the open market.
We count towards this ownership target only those shares that are owned by an executive, including shares purchased or awarded under our equity compensation program to the extent that such shares are fully vested and otherwise continue to be owned by the executive. The ownership target for an executive is determined by calculating a multiple (six times in the case of the Chief Executive Officer and three times in the case of all other executive officers) of that executive’s base salary for the year and then dividing that result by the average closing price of the Company’s common stock during the first 10 trading days of the same calendar year ($8.52 per share for 2021). All named executive officers have met the ownership target except Mr. Donnelly, who joined the Company in 2019 and has not yet accumulated enough shares to meet the ownership target. Mr. Donnelly has not sold any shares.

Clawback Policy
Our Board of Directors has adopted a policy that, in the event of a restatement of our financial results, our Board of Directors will review all cash incentive plan compensation that was paid to the named executive officers on the basis of having met or exceeded specific performance targets for performance periods. If the bonuses paid pursuant to such cash incentive program compensation would have been lower had the bonuses been calculated based on such restated results, it is the policy of our Board of Directors to seek to recoup, for the benefit of the Company, the portion of the excess cash incentive program compensation that was received by any individual executive who engaged in fraud, intentional misconduct or illegal behavior in connection with the financial results that were restated. Notwithstanding anything stated or implied in the foregoing, our Board of Directors will, in its reasonable business judgment, decide whether to pursue such recoupment from an individual based on those factors that our Board of Directors believes to be reasonable.
Hedging, Short Sales, and Pledging Policies
Our board of directors has adopted policies pursuant to which members of the Board of Directors, each named executive officer and certain other executives are prohibited from selling any securities of the Company that are not owned at the time of the sale (“short sale”); purchasing or selling puts, calls or other derivative securities of the Company at any time; and pledging Company securities as collateral for a loan.
Tax Deductibility of Executive Compensation
The rules of the SEC require that we comment upon our policy with respect to Section 162(m) of the Code, which limits the deductibility on our tax return of compensation over $1 million to the Chief Executive Officer and certain other highly compensated executive officers. Although certain qualifying “performance-based compensation” was previously exempt from this deduction limit, the Tax Cuts and Jobs Act enacted in 2017 (the “TCJA”) made certain changes to

Section 162(m) of the Code. Pursuant to such changes, “performance-based compensation” is no longer exempt under Section 162(m) of the Code effective for tax years beginning after January 1, 2018, subject to a transition rule for written binding contracts which were in effect on November 2, 2017 and which were not modified in any material respect on or after such date.
Under a series of private letter rulings issued by the Internal Revenue Service (the “IRS”) prior to the enactment of the TCJA, compensation paid by an operating partnership to executive officers of a REIT that serves as its general partner was not subject to the limitation on deductibility under Section 162(m) of the Code to the extent such compensation was attributable to services rendered to the REIT’s operating partnership. In December 2019, the IRS issued proposed Treasury regulations under Section 162(m) of the Code (the “Proposed Regulations”) that overturn the guidance in the private letter rulings and apply Section 162(m) of the Code’s $1 million deduction limit to a REIT’s distributive share of any compensation paid by the REIT’s operating partnership to certain current and former executive officers of the REIT.  The guidance under the Proposed Regulations would apply to all compensation deductible in tax years ending on or after December 20, 2019 other than compensation paid pursuant to a written binding contract in effect on December 20, 2019 that is not subsequently materially modified.  This guidance represents a significant change in IRS guidance regarding the deductibility of compensation for REITs and, to the extent that compensation paid to our executive officers does not qualify for deduction under Section 162(m), a larger portion of stockholder distributions may be subject to U.S. federal income taxation as dividend income rather than return of capital.
However, in designing our executive compensation program and determining the compensation of our executive officers, including our named executive officers, our Compensation Committee will not necessarily limit executive compensation to that which is or may be deductible under Section 162(m) in order to maintain the flexibility to compensate our executive officers in a manner designed to promote our short-term and long-term corporate goals. Our Compensation Committee believes that our stockholders’ interests are best served if its discretion and flexibility in awarding compensation is not restricted, even though some compensation awards may result in non-deductible compensation expense. For these reasons, the Compensation Committee’s compensation policy and practices are not directly guided by considerations relating to Section 162(m) of the Code.
Section 409A of the Internal Revenue Code
        Section 409A of the Code imposes additional significant taxes in the event that an executive officer, director or service provider receives "deferred compensation" that does not satisfy the requirements of Section 409A of the Code. We maintain a nonqualified deferred compensation plan for our executive officers and such plan, along with certain severance arrangements, bonus arrangements and equity awards, have all been structured in a manner to either avoid or comply with the applicable requirements of Section 409A of the Code. For our non-employee directors, we provide deferred stock units, which have been structured to comply with the applicable requirements of Section 409A of the Code.
Accounting for Stock-Based Compensation
        We follow the Financial Accounting Standard Board's Accounting Standards Codification Topic 718 ("FASB ASC Topic 718") for our stock-based compensation awards. FASB ASC Topic 718 requires us to measure the compensation expense for all share-based payment awards made to our employees and non-employee members of our board of directors, including options to purchase shares of our common stock and other stock awards, based on the grant date "fair value" of these awards. This calculation is performed for accounting purposes and reported in the executive compensation tables required by the federal securities laws, even though the recipient of the awards may never realize any value from such awards.

COMPENSATION COMMITTEE REPORT OF EXECUTIVE COMPENSATION
The undersigned members of the Compensation Committee of the Board of Directors of DiamondRock Hospitality Company submit this report in connection with our review of the Compensation Discussion and Analysis section of the Proxy Statement for the fiscal year ended December 31, 2020.
The Compensation Committee notes that we have oversight responsibilities only. We rely without independent verification on the information provided to us and on the representations made by management. Accordingly, our oversight does not provide an independent basis to determine whether the Compensation Discussion and Analysis section of the Proxy Statement is accurate and complete. We also note that management has the primary responsibility for the preparation of the Compensation Discussion and Analysis section of the Proxy Statement.
We, however, have reviewed the Compensation Discussion and Analysis and have discussed it with management; and in reliance on the reviews and discussions referred to above, we recommended to our Board of Directors that the Compensation Discussion and Analysis section of this Proxy Statement be included in the Proxy Statement.

Submitted by the Compensation Committee

Bruce D. Wardinski, Chairman
Timothy R. Chi
Michael A. Hartmeier
Maureen L. McAvey
Kathleen A. Merrill
Gilbert T. Ray
William J. Shaw

EXECUTIVE OFFICER COMPENSATION SUMMARY

Summary Compensation Table

The following table sets forth the information required by Item 402 of Regulation S-K promulgated by the SEC. The amounts shown represent the compensation paid to our named executive officers for the years shown as consideration for services rendered to the Company.
With respect to long-term equity incentive awards, the dollar amounts indicated in the table under “Stock Awards” are the aggregate grant date fair value of awards computed in accordance with FASB ASC Topic 718. Such aggregate grant date fair values do not take into account any estimated forfeitures related to service-vesting conditions. With respect to performance-based restricted share awards, the dollar value computed is based on the probable outcome of the performance conditions as of the grant date of the award.

Name and Principal Position	Year	Salary ($)		Bonus ($)(2)		Stock Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation($)(6)	Total ($)
Mark W. Brugger	2020	775,000		871,875		3,000,000	—	11,400	4,658,275
President and Chief Executive Officer	2019	775,000		—		2,900,000	1,168,886	11,200	4,855,086
	2018	775,000		—		2,900,000	1,045,487	379,974	5,100,461
Jeffrey J. Donnelly	2020	464,000		313,200		800,000	—	11,400	1,588,600
Executive Vice President and Chief Financial Officer (1)	2019	167,308		200,000	(3)	650,000	—	—	1,017,308
	2018	—		—		—	—	—	—
Thomas G. Healy	2020	478,000		322,650		1,000,000	—	11,400	1,812,050
Executive Vice President and Chief Operating Officer	2019	463,500		—		800,000	384,199	11,200	1,658,899
	2018	461,215	(4)	—		800,000	328,568	74,684	1,664,467
Troy G. Furbay	2020	478,000		322,650		900,000	—	11,400	1,712,050
Executive Vice President and Chief Investment Officer	2019	463,500		—		875,000	403,020	11,200	1,752,720
	2018	526,222	(4)	—		875,000	363,443	116,335	1,881,000
William J. Tennis	2020	424,000		286,200		650,000	—	11,400	1,371,600
Executive Vice President and General Counsel	2019	412,000		—		630,000	358,500	11,200	1,411,700
	2018	445,012	(4)	—		630,000	340,061	87,316	1,502,389

(1)    Mr. Donnelly’s employment with the Company commenced on August 19, 2019.
(2)    The 2020 amounts reflected in this column represent discretionary bonuses paid the the executive officers in recognition of their significant efforts and exceptional contributions in managing the Company through the COVID-19 pandemic, as described above in “COVID-19 Pandemic.”
(3)    Mr. Donnelly's annual cash incentive award was prorated for his employment period in 2019; however, the award was subject to a minimum of $200,000.
(4)    Amount includes the payout of accrued vacation in connection with a change in the Company's paid-time-off policy.
(5)    The amounts reported under this column for 2019 include restricted stock, LTIP unit and PSU awards, which are described above under the heading “3. Long-Term Incentive Compensation.” The assumptions used in determining the grant date fair values of the equity awards are set forth in Note 7 to our consolidated financial statements, which are included in our Annual Report on Form 10-K for the year ended December 31, 2020. The table above shows the grant date fair value of the PSU awards based on probable outcome of the applicable performance conditions. The value of the PSU awards is dependent on the Company’s performance over a three-year period and there is no assurance that the awards will be earned. The maximum dollar value of the PSU awards granted in 2020 are as follows: Mr. Brugger - $2,250,000, Mr. Donnelly - $600,000, Mr. Healy - $750,000, Mr. Furbay - $675,000 and Mr. Tennis - $487,500.
(6)    All Other Compensation for 2020 represents the annual 401k match for each executive.

Grants of Plan-Based Awards
The following table sets forth information with respect to plan-based incentive awards granted in 2020 to our named executive officers.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	Grant Date Fair Value of Stock and Option Awards ($)(4)

		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Mark W. Brugger		581,250	1,162,500	2,325,000	—	—	—	—	—
	2/25/2020	—	—	—	—	—	—	156,576	1,500,000
	2/25/2020	—	—	—	83,158	166,316	249,474	—	1,500,000
Jeffrey J. Donnelly		208,800	417,600	835,200	—	—	—	—	—
	2/25/2020	—	—	—	—	—	—	41,754	400,000
	2/25/2020	—	—	—	22,176	44,351	66,527	—	400,000
Thomas G. Healy		215,100	430,200	860,400	—	—	—	—	—
	2/25/2020	—	—	—	—	—	—	52,192	500,000
	2/25/2020	—	—	—	27,720	55,439	83,159	—	500,000
Troy G. Furbay		215,100	430,200	860,400	—	—	—	—	—
	2/25/2020	—	—	—	—	—	—	46,973	450,000
	2/25/2020	—	—	—	24,947	49,894	74,841	—	450,000
William J. Tennis		190,800	381,600	763,200	—	—	—	—	—
	2/25/2020	—	—	—	—	—	—	33,925	325,000
	2/25/2020	—	—	—	18,018	36,035	54,053	—	325,000

(1)    At a Compensation Committee meeting held on February 22, 2021, we awarded each of our named executive officers, pursuant to the 2020 cash incentive compensation program, the following amounts: Mr. Brugger - $871,875; Mr. Donnelly - $313,200; Mr. Healy - $322,650; Mr. Furbay - $322,650 and Mr. Tennis - $286,200. These amounts are reported as “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table.
(2)    Represents PSU awards. See “3. Long-Term Incentive Compensation” above for a description of the PSU awards.
(3)    Represents restricted stock awards for Messrs. Brugger, Donnelly and Healy and LTIP unit awards for Messrs. Furbay and Tennis. Both award types vest in three annual installments beginning February 27, 2021.
(4)    Represents the grant date fair value of the awards as determined in accordance with FASB ASC Topic 718.

Outstanding Equity Awards
The following table sets forth information with respect to outstanding equity awards held by the named executive officers as of December 31, 2020. The aggregate dollar values indicated in the table below for equity incentive plan awards are the market or payout values and not the ASC 718 values or the compensation expense recognized by the Company on its financial statements for fiscal year 2020 with respect to its long-term equity incentive plan awards.

	Number of Shares or Units of Stock That Have Not Vested(3) (#)	Market Value of Shares or Units of Stock That Have Not Vested(1) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(2) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(1) ($)
Mark W. Brugger	294,821	2,432,273	390,379	3,220,627
Jeffrey J. Donnelly	105,730	872,273	20,877	172,235
Thomas G. Healy	90,328	745,206	112,191	925,576
Troy G. Furbay	88,686	731,660	117,650	970,613
William J. Tennis	63,958	527,654	84,763	699,295
(1)    Based on the closing price of our common stock on December 31, 2020, which was $8.25.
(2)    Represents PSU awards, which are described at “3. Long-Term Incentive Compensation” above. The number of units assumes the performance period ended on December 31, 2020 and the executive earned 100% of target for the PSU awards granted in 2018 and 2019 and 47.1% of target for the PSU awards granted in 2020.
(3)    Comprised of time-based restricted stock and LTIP units. The restricted stock and LTIP unit awards vest on the following schedule, subject to continued employment/service with the Company through each applicable vesting date:

Name	Date of Grant	Number of Shares/Units Remaining to Vest	Vesting Date
Mark W. Brugger	March 2, 2018	47,478 shares	February 27, 2021
	March 1, 2019	45,383 units	February 27, 2021
	March 1, 2019	45,384 units	February 27, 2022
	February 25, 2020	52,192 shares	February 27, 2021
	February 25, 2020	52,192 shares	February 27, 2022
	February 25, 2020	52,192 shares	February 27, 2023
Jeffrey J. Donnelly	November 12, 2019	63,976 shares	February 27, 2023
	February 25, 2020	13,918 shares	February 27, 2021
	February 25, 2020	13,918 shares	February 27, 2022
	February 25, 2020	13,918 shares	February 27, 2023
Thomas G. Healy	March 2, 2018	13,097 shares	February 27, 2021
	March 1, 2019	12,520 units	February 27, 2021
	March 1, 2019	12,519 units	February 27, 2022
	February 25, 2020	17,397 shares	February 27, 2021
	February 25, 2020	17,397 shares	February 27, 2022
	February 25, 2020	17,398 shares	February 27, 2023
Troy G. Furbay	March 2, 2018	14,326 shares	February 27, 2021
	March 1, 2019	13,693 units	February 27, 2021
	March 1, 2019	13,694 units	February 27, 2022
	February 25, 2020	15,658 units	February 27, 2021

Name	Date of Grant	Number of Shares/Units Remaining to Vest	Vesting Date
	February 25, 2020	15,658 units	February 27, 2022
	February 25, 2020	15,657 units	February 27, 2023
William J. Tennis	March 2, 2018	10,315 shares	February 27, 2021
	March 1, 2019	9,859 units	February 27, 2021
	March 1, 2019	9,859 units	February 27, 2022
	February 25, 2020	11,308 units	February 27, 2021
	February 25, 2020	11,308 units	February 27, 2022
	February 25, 2020	11,309 units	February 27, 2023

Option Exercises and Stock Vested

The following table presents, for each of our named executive officers, the shares of common stock that were acquired upon vesting of restricted stock and PSU awards and the related value realized during the fiscal year ended December 31, 2020.

Name	Number of Shares Acquired on Vesting of Restricted Stock Awards	Number of Shares Acquired on Vesting of LTIP Unit Awards	Number of Shares Acquired on Vesting of PSUs(1)	Value Realized on Vesting(2)
Mark W. Brugger	88,401	45,383	176,154	$2,857,628
Jeffrey J. Donnelly	—	—	—	$—
Thomas G. Healy	22,026	12,520	38,437	$672,903
Troy G. Furbay	37,825	13,693	52,848	$962,255
William J. Tennis	18,498	9,859	35,232	$586,291

(1)    The number of shares issued upon the vesting of PSU awards granted in 2017 represented 123.1% of the target award.
(2)    Based on the closing price of our common stock on the vesting date, which was $9.22.

Nonqualified Deferred Compensation Plan
In 2014, our Board of Directors approved the implementation of a deferred compensation plan that enables our named executive officers, as well as other senior management employees, to defer their cash and equity compensation. The amounts deferred are not included in the participant’s current taxable income and, therefore, are not currently deductible by us. With respect to deferred cash compensation, the participants select from a limited number of mutual funds which serve as measurement funds, and the deferred amounts are increased or decreased to correspond to the market value of the mutual fund investments. Because the measurement funds are publicly traded securities, we do not consider any of the earnings credited under the deferred compensation plan to be “above market.” We do not provide any matching contribution to any participant, although the plan does permit such contributions.
The following table shows the deferrals made by our named executive officers to the deferred compensation plan during the year ended December 31, 2020, the earnings (losses) and withdrawals/distributions during the year, and the aggregate account balance under the deferred compensation plan as of December 31, 2020.

Name	Type of Compensation	Executive Contributions in 2020(1)	Company Contributions in 2020	Aggregate Earnings in 2020	Aggregate Withdrawals/Distributions	Aggregate Balance at 12/31/2020
Mark W. Brugger	Cash	$292,222	$—	$121,446	$—	$881,302
	Equity	$377,301	$—	$(1,911,270)	$—	$5,793,612
Jeffrey J. Donnelly	Cash	$—	$—	$—	$—	$—
	Equity	$—	$—	$—	$—	$—
Thomas G. Healy	Cash	$—	$—	$—	$—	$—
	Equity	$557,469	$—	$(146,255)	$—	$754,207
Troy G. Furbay	Cash	$265,993	$—	$143,914	$—	$1,104,114
	Equity	$836,005	$—	$(492,032)	$—	$1,926,020
William J. Tennis	Cash	$292,400	$—	$187,623	$—	$1,572,677
	Equity	$495,391	$—	$(465,943)	$—	$1,649,654
(1)    Reflects the deferral of base salary, annual cash incentive compensation and/or long-term equity incentive compensation received in 2020 under the deferred compensation plan. Such amounts are reflected in the Summary Compensation Table.
Benefits under the deferred compensation plan are generally paid in a lump sum upon the participant’s termination of employment prior to retirement, death or in a lump sum or annual installments for a period of up to ten years (as previously selected by the participant) upon the participant’s retirement. Payments will generally start or be made in January following the year of termination or retirement. Participants may also, at the time of deferral, elect a fixed distribution date, which must be at least five years after the end of the calendar year in which amounts are deferred.
Severance Agreements
Pursuant to the severance agreements in place with each of our named executive officers, each of them will be entitled to receive cash severance benefits under his severance agreement if we terminate such executive’s employment without cause or such executive resigns with good reason. These severance agreements have so-called “double triggers” as the executives are not entitled to receive any cash severance benefits if, following a change of control, they remain in their position or they resign without demonstrating good reason. If the executive officers are entitled to receive cash severance benefits, they will receive a lump sum payment equal to three times, with respect to Mr. Brugger, or two times, with respect to each of the other executive officers, the sum of (x) their then current base salary and (y) their target bonus under our annual cash incentive compensation program.
In addition, if we terminate such executive’s employment without cause or such executive resigns with good reason, or if the executive dies or becomes disabled, the executive (or his family) will be entitled to (i) a pro-rated bonus for the year of termination under our cash incentive program at target, (ii) continued life, health and disability insurance coverage for himself, his spouse and dependents for eighteen months and (iii) in the cases of death or disability, the immediate vesting of any unvested portion of any restricted stock, LTIP unit or PSU award previously issued to the executive. If we terminate the executive’s employment without cause or such executive resigns with good reason, the executive can retain his PSU awards, but he will not receive any shares until the end of the performance period and the number of shares issued will equal the target amount. Upon a change in control, regardless of whether there has been a termination of employment, the Company will determine the number of PSUs earned based on the performance as of the date immediately prior to the change in control, but such awards may remain subject to service vesting for the remainder of the performance period, which vesting will be accelerated if there is a subsequent involuntary termination.
In the event that the executive retires and has been designated as an eligible retiree by our Board of Directors, the executive will be eligible to continue to vest in any outstanding unvested restricted stock, LTIP unit and PSU awards, but the executive will not receive any cash severance or any continued life, health, or disability coverage for himself or his spouse or dependents.
For the agreements entered into prior to 2009, which includes only the agreement for Mr. Brugger, in the event that the severance benefits described above are paid in connection with a change in control of the Company and deemed “excess parachute payments” under Section 280G of the Code, Mr. Brugger, may be eligible to receive a tax “gross up” payment equal to the additional taxes, if any, imposed on him under Section 4999 of the Code in respect of such excess parachute payments. This excise tax gross up is available only to the extent that the value of the severance benefits payable to an executive equals or exceeds 110% of the maximum amount the executive could have received without being subject to any excise tax under Section 4999 of the Code (the “safe harbor”). In the event that the value of the severance benefits payable to an executive is subject to the excise tax but does not equal or exceed 110% of the “safe harbor”, the amount of the severance benefits will be reduced to an amount that does not trigger excise taxes. Under the agreements for Messrs. Tennis, Donnelly, Healy and Furbay, no excise tax gross-up protection is provided.
On March 12, 2021, we entered into an amendment (the “First Amendment”) to the severance agreement dated as of December 16, 2009 between the Company and Mr. Tennis (the “Severance Agreement”). Pursuant to the First Amendment, a “retirement” will be deemed to have occurred under the Severance Agreement if Mr. Tennis voluntary resigns from the Company (other than for good reason) (the “Date of Termination”) on or after December 31, 2021 and with appropriate notice.
Pursuant to the First Amendment, the Severance Agreement was amended to provide that if Mr. Tennis’s employment terminates because of his retirement, then in addition to any accrued salary and bonus that he is currently entitled to: (i) any equity compensation awards that are subject to time-based vesting shall become 100% vested as of the Date of Termination, except that the vesting terms of the Special Retention Award with respect to a retirement shall be governed by the terms of the Special Retention Award; and (ii) all other equity compensation awards (such as restricted stock that vests based on one or more performance metrics) shall continue to vest on the terms as set forth in the equity compensation award agreement as if Mr. Tennis remained continuously employed by the Company through all vesting events.
The First Amendment also provides that in the event that Mr. Tennis is terminated by the Company without cause or terminates his employment for good reason before the earlier of December 31, 2023 or his retirement, Mr. Tennis will receive an amount equal to two times (the “Multiplier”) the sum of Mr. Tennis’s (i) base salary and (ii) target annual bonus, provided, that if Mr. Tennis remains employed by the Company following December 31, 2022, the Multiplier will gradually be reduced to zero after the end of 2023.

The following table sets forth a summary of our payment obligations pursuant to the severance agreements as of December 31, 2020:

	Terminated For Cause or Resigned Without Good Reason(1)(2)	Death or Disability	Terminated without Cause or Resigned with Good Reason(1)(2)	Retirement(3)
Pro-rated cash incentive plan compensation at target	No	Yes	Yes	Yes
Cash severance	No	No	Yes	No
Continued medical and dental benefits	No	Yes	Yes	No
Continued vesting of restricted stock	No	No	No	Yes
Immediate vesting of restricted stock	No	Yes	Yes	No
Continued vesting of LTIP units	No	No	No	Yes
Immediate vesting of LTIP units	No	Yes	Yes	No
Continued vesting of PSUs	No	No	Yes	Yes
Immediate vesting of PSUs	No	Yes	No	No
Modified tax-gross up	N.A.	N.A.	(4)	N.A
(1)    “Cause” shall mean a determination by our Board of Directors in good faith that any of the following events have occurred: (i) indictment of the executive of, or the conviction or entry of a plea of guilty or nolo contendere by the executive to, any felony or misdemeanor involving moral turpitude (and in the case of Mr. Tennis, failure to be admissible as a member of the bar of any state); (ii) the executive engaging in conduct which constitutes a material breach of a fiduciary duty or duty of loyalty, including without limitation, misappropriation of our funds or property other than the occasional, customary and de minimis use of our property for personal purposes; (iii) the executive’s willful failure or gross negligence in the performance of his assigned duties, which failure or gross negligence continues for more than 15 days following the executive’s receipt of written notice of such willful failure or gross negligence from our Board of Directors; (iv) any act or omission of the executive that has a demonstrated and material adverse impact on our reputation for honesty and fair dealing or any other conduct of the executive that would reasonably be expected to result in material injury to our reputation; or (v) willful failure to cooperate with a bona fide internal investigation or an investigation by regulatory or law enforcement authorities, after being instructed by us to cooperate, or the willful destruction or failure to preserve documents or other materials known to be relevant to such investigation or the willful inducement of others to fail to cooperate or to produce documents or other materials.
(2)    “Good Reason” for termination shall mean the occurrence of one of the following events, without the executive’s prior written consent: (i) a material diminution in the executive’s duties or responsibilities or any material demotion from the executive’s current position with us, including, without limitation: (A) if the executive is the Chief Executive Officer (or CEO), either discontinuing his direct reporting to our Board of Directors or a committee thereof or discontinuing the direct reporting to the CEO by each of the senior executives responsible for finance, legal, acquisition and operations or (B) if the executive is not the CEO, discontinuing the executive reporting directly to the CEO; (ii) if the executive is a member of our Board of Directors, our failure to nominate the executive as one of our directors; (iii) a requirement that the executive work principally from a location outside the 50-mile radius from our current address, except for required travel on our business to the extent substantially consistent with the executive’s business travel obligations as of the date of the agreement; (iv) failure to pay the executive any compensation or benefits or to honor any indemnification agreement to which the executive is entitled within 15 days of the date due; or (v) the occurrence of any of the following events or conditions in the year immediately following a change in control: (A) a reduction in the executive’s annual base salary or annual cash incentive plan opportunity as in effect immediately prior to the change in control; (B) the failure by us to obtain an agreement, reasonably satisfactory to the executive, from any of our successors or assigns to assume and agree to adopt the severance agreement for a period of at least two years from the change in control.
(3)    “Retirement” shall mean a retirement by the executive if the executive has been designated as an eligible retiree by our Board of Directors, in its sole discretion. See above for a discussion of the payment obligations to Mr. Tennis upon Retirement under his amended severance agreement.
(4)    Mr. Brugger is eligible to receive a modified excise tax gross-up, which is only applicable if the executive is terminated without cause or resigns for good reason following a change in control. Messrs. Donnelly, Furbay, Healy and Tennis are not entitled to receive an excise tax gross up.

Cost of Termination under Severance Agreements
The following chart sets forth the cost that we would have incurred if each of our named executive officers were terminated as of December 31, 2020 under the terms of our severance agreements in place as of that date:

	Cash Severance	Prorated Target Bonus for Year of Termination	Continued Medical and Dental Benefits(1)	Value of Unvested Shares and LTIP Units(2)	Value of Unvested PSUs(3)	Cost of Excise Tax Gross Up(4)	Total Cost of Termination
Terminated For Cause or Resigned without Good Reason
Mark W. Brugger	$—	$—	$—	100% forfeited	100% forfeited	n.a.	$—
Jeffrey J. Donnelly	$—	$—	$—	100% forfeited	100% forfeited	n.a.	$—
Thomas G. Healy	$—	$—	$—	100% forfeited	100% forfeited	n.a.	$—
Troy G. Furbay	$—	$—	$—	100% forfeited	100% forfeited	n.a.	$—
William J. Tennis	$—	$—	$—	100% forfeited	100% forfeited	n.a.	$—
							$—
Terminated without Cause or Resigned with Good Reason (without a change of control)
Mark W. Brugger	$5,812,500	$1,162,500	$52,152	$2,479,743	$3,220,627	n.a.	$12,727,522
Jeffrey J. Donnelly	$1,763,200	$417,600	$46,164	$880,270	$172,235	n.a.	$3,279,469
Thomas G. Healy	$1,816,400	$430,200	$46,164	$758,303	$925,576	n.a.	$3,976,643
Troy G. Furbay	$1,816,400	$430,200	$46,164	$745,986	$970,613	n.a.	$4,009,363
William J. Tennis	$1,611,200	$381,600	$38,389	$537,969	$699,295	n.a.	$3,268,453
							$27,261,450
Terminated without Cause or Resigned with Good Reason (following a change of control)
Mark W. Brugger	$5,812,500	$1,162,500	$52,152	$2,479,743	$3,220,627	$4,227,806	$16,955,328
Jeffrey J. Donnelly	$1,763,200	$417,600	$46,164	$880,270	$172,235	n.a.	$3,279,469
Thomas G. Healy	$1,816,400	$430,200	$46,164	$758,303	$925,576	n.a.	$3,976,643
Troy G. Furbay (5)	$1,330,757	$430,200	$46,164	$745,986	$970,613	n.a.	$3,523,720
William J. Tennis	$1,611,200	$381,600	$38,389	$537,969	$699,295	n.a.	$3,268,453
							$31,003,613
Death or Disability
Mark W. Brugger	$—	$1,162,500	$52,152	$2,479,743	$3,220,627	n.a.	$6,915,022
Jeffrey J. Donnelly	$—	$417,600	$46,164	$880,270	$172,235	n.a.	$1,516,269
Thomas G. Healy	$—	$430,200	$46,164	$758,303	$925,576	n.a.	$2,160,243
Troy G. Furbay	$—	$430,200	$46,164	$745,986	$970,613	n.a.	$2,192,963
William J. Tennis	$—	$381,600	$38,389	$537,969	$699,295	n.a.	$1,657,253
							$14,441,750
Retirement
Mark W. Brugger	$—	$1,162,500	$—	$2,479,743	$3,220,627	n.a.	$6,862,870
Jeffrey J. Donnelly	$—	$417,600	$—	$880,270	$172,235	n.a.	$1,470,105
Thomas G. Healy	$—	$430,200	$—	$758,303	$925,576	n.a.	$2,114,079
Troy G. Furbay	$—	$430,200	$—	$745,986	$970,613	n.a.	$2,146,799
William J. Tennis	$—	$381,600	$—	$537,969	$699,295	n.a.	$1,618,864
							$14,212,717

(1)    The cost of the medical and dental insurance is based on the average cost paid by us for health insurance for a family with dependent children during 2020. The actual amount will vary based on the cost of health insurance at the time of termination whether the individual is single or married and whether the individual has dependent children.
(2)    Represents the value of the unvested shares and LTIP units as of December 31, 2020 calculated using $8.25 per share, the closing price of our common stock on December 31, 2020, and unvested cash dividends on those shares.
(3)    For valuation purposes, we have assumed the December 31, 2020 stock price of $8.25, the 2018 and 2019 PSU awards would be earned at 100% of target and the 2020 PSU awards would be earned at 47.1% of target. However, except in the case of a change in control, PSU awards will not be earned and converted into shares of common stock until the end of the performance period.
(4)    The cost of the excise tax gross up is an estimate based on a number of assumptions, including: (i) DiamondRock is subject to a change of control on December 31, 2020, (ii) all the named executive officers are terminated on December 31, 2020 without cause following that change of control, (iii) all the named executive officers receive cash incentive compensation for 2020 using the target percentage for each executive officer and (iv) the change of control occurs at a price equal to our closing stock price on December 31, 2020. Only Mr. Brugger would be eligible for an excise tax gross-up.
(5)    The amount of severance benefits payable to Mr Furbay is subject to excise tax, therefore his cash severance has been reduced by $485,643 so that the payment does not trigger the excise tax.
The severance agreements contain non-competition covenants that apply during the term and for 12 months after the expiration or termination of such executive’s employment with us to the extent that the executive receives a cash severance payment. The non-competition covenants restrict the executives from working for any lodging-oriented real estate investment company located in the United States. The non-competition covenants will not apply following a change of control.
Pay Ratio Disclosure Rule
Pursuant to a mandate of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), the SEC adopted a rule requiring annual disclosure of the ratio of the median employee’s annual total compensation to the total annual compensation of the principal executive officer (“PEO”). The PEO of our Company is Mr. Brugger.
We believe that our compensation philosophy must be consistent and internally equitable to motivate our employees to create stockholder value. The purpose of the new required disclosure is to provide a measure of the equitability of pay within the organization. We are committed to internal pay equity, and our Compensation Committee monitors the relationship between the pay our PEO receives and the pay our non-executive employees receive.
For 2020, the annual total compensation of Mr. Brugger of $4,658,275 as shown in the Summary Compensation Table above, was approximately 21.0 times the annual total compensation of $221,890 of a median employee calculated in the same manner. We identified the median employee using the annual base salary and target annual cash incentive compensation, as of December 31, 2020, plus the grant date fair value of any long-term equity incentive awards granted in 2020 for all individuals, who were employed by us on December 31, 2020, the last day of our payroll year (whether employed on a full-time, part-time, or seasonal basis).

INFORMATION ABOUT OUR INDEPENDENT ACCOUNTANTS

KPMG LLP served as our independent accountants for the fiscal years ended December 31, 2020 and 2019. Aggregate fees for professional services rendered by KPMG LLP for the years ended December 31, 2020 and 2019 were as follows:

	2020	2019
Audit Fees
Recurring audit (1)	$785,800	$888,250
Audit-related fees (2)	—	17,715
Comfort letters, consents and assistance with documents filed with the SEC	237,000	29,000
Subtotal	1,022,800	934,965
Tax Fees	—	—
All Other Fees	—	—
Total	$1,022,800	$934,965
(1)    2020 amount includes $763,300 of recurring audit and quarterly review fees and $22,500 of fees for audits required by others. 2019 amount includes $863,250 of recurring audit and quarterly review fees and $25,000 of fees for audits required by others.
(2)    Audit-related fees include fees for professional services rendered for consulting services related to the evaluation or implementation of accounting and reporting standards.
Auditor Fees Policy
Our Audit Committee has adopted a policy concerning the pre-approval of audit and non-audit services to be provided by KPMG LLP, our independent accountants. The policy requires that all services provided by KPMG LLP to us, including audit services, audit-related services, tax services and other services, must be pre-approved by our Audit Committee. In some cases, pre-approval is provided by the full Audit Committee for up to a year, and relates to a particular category or group of services and is subject to a particular budget. In other cases, specific pre-approval is required. Our Audit Committee has delegated authority to the Chairman of the Audit Committee to pre-approve additional services, and any such pre-approvals must then be communicated to the full Audit Committee. Our Audit Committee approved all audit and non-audit services provided to us by KPMG LLP during 2020 and 2019. We believe the individuals who were not KPMG LLP’s full-time, permanent employees performed less than 50% of the hours expended by KPMG LLP during the audit of our financial statements.
Policy for Hiring Members of our Audit Engagement Team
Our Audit Committee has a policy regarding the hiring of audit engagement team members to address the potential for impairment of auditor independence when partners and other members of our audit engagement team accept employment with us. Under the policy, we may not hire any individuals below the partner level who were members of our audit engagement team within two years of completion of the most recent audit in which they participated. In addition, we may not hire any partners who were members of our audit engagement team within three years of completion of the most recent audit in which they participated. In all such cases, our Audit Committee must determine that the relationship is in the best interests of stockholders. In addition, we may not appoint a director who is affiliated with, or employed by, our present or former auditor until three years after the affiliation or auditing relationship has ended.
Other Company Accountants and Auditors
We have engaged PwC LLP as our internal auditors. The purpose of the internal audit program is to provide our Audit Committee and our management with ongoing assessments of our risk management processes and to review the effectiveness and design of internal controls at our properties and our corporate office. Aggregate fees for internal audit services rendered by PwC LLP for the years ended December 31, 2020 and 2019 were $460,000 and $765,000, respectively.

AUDIT COMMITTEE REPORT
The undersigned members of the Audit Committee of the Board of Directors of DiamondRock Hospitality Company (or DiamondRock) submit this report in connection with the Audit Committee’s review of the financial reports for the fiscal year ended December 31, 2020. We note that we have oversight responsibilities only and that we are not acting as experts in accounting and auditing. We rely without independent verification on the information provided to us and on the representations made by management and the independent auditors. Accordingly, our oversight does not provide an independent basis to determine that DiamondRock’s consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States or that the audit of DiamondRock’s consolidated financial statements by independent auditors has been carried out in accordance with auditing standards generally accepted in the United States. Management has the primary responsibility for the preparation, presentation and integrity of DiamondRock’s 2020 consolidated financial statements and the overall reporting process, including the systems of internal control, and has represented to us that DiamondRock’s 2020 consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States. The independent registered public accounting firm is responsible for auditing our financial statements. We:
1.    have reviewed and discussed with management and KPMG LLP the audited financial statements for DiamondRock for the fiscal year ended December 31, 2020;
2.    have discussed with representatives of KPMG LLP the matters required to be discussed with them under the applicable requirements of the Public Company Accounting Oversight Board and the Securities and Exchange Commission; and
3.    have received the written disclosures and the letter from the independent auditors required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence and have discussed with KPMG LLP the auditors’ independence from DiamondRock and management.
In reliance on the reviews and discussions referred to above, we recommended to the Board of Directors that the audited financial statements be included in DiamondRock’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020 for filing with the Securities and Exchange Commission.

Submitted by the Audit Committee:

William J. Shaw, Chairman
Timothy Chi
Michael A. Hartmeier
Maureen L. McAvey
Kathleen A. Merrill
Gilbert T. Ray
Bruce D. Wardinski

PRINCIPAL AND MANAGEMENT STOCKHOLDERS
The table below shows the amount of our common stock beneficially owned as of March 8, 2021 by (i) each director and nominee for director, (ii) our named executive officers, (iii) all of our directors, director nominees and named executive officers as a group; and (iv) each person known by us to be the beneficial owner of more than 5% of our outstanding shares of our common stock (the “5% Holders”). Such information with regard to 5% Holders is based on a review of statements filed with the SEC pursuant to Sections 13(d), 13(f) and 13(g) of the Exchange Act with respect to our common stock.
The number of shares of common stock “beneficially owned” by each stockholder is determined under rules issued by the SEC regarding the beneficial ownership of securities. This information is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, beneficial ownership of common stock includes (i) any shares as to which the person or entity has sole or shared voting power or investment power and (ii) any shares as to which the person or entity has the right to acquire beneficial ownership within 60 days after March 8, 2021, including any shares which could be purchased by the exercise of options at or within 60 days after March 8, 2021.
Each executive officer of the Company may vote his or her unvested shares of restricted stock so they are deemed to be “beneficially owned” by the relevant executive officer under the relevant SEC rules. However, the directors and executive officers have no right to vote the shares of common stock underlying the deferred stock units granted to them, as such deferred stock units merely represent our unsecured obligation to deliver such underlying shares in the future; thus such underlying shares are not deemed to be “beneficially owned” by the relevant director.
Unless otherwise indicated, all shares are owned directly, and the indicated individual has sole voting and investment power. Unless otherwise indicated, the address of each named person is c/o DiamondRock Hospitality Company, 2 Bethesda Metro Center, Suite 1400, Bethesda, MD 20814.

Name of Beneficial Owner	Number of Shares Beneficially Owned		Percent (1)
Directors and named executive officers:
William W. McCarten	353,589	(2)	*
Mark W. Brugger	1,653,578	(3)	*
Timothy Chi	61,757		*
Michael A. Hartmeier	44,259		*
Kathleen A. Merrill	—	(4)	*
William J. Shaw	51,027		*
Bruce D. Wardinski	77,171		*
Tabassum Zalotrawala	—		*
Jeffrey J. Donnelly	248,408	(5)	*
Thomas G. Healy	194,369	(6)	*
Troy G. Furbay	143,617	(7)	*
William J. Tennis	156,971	(8)	*
Directors and executive officers as a group (11 persons)(9)	2,984,746		1.4%
5% Holders:
BlackRock, Inc.(10)	39,104,191		18.5%
The Vanguard Group(11)	29,972,597		14.2%
Invesco Ltd.(12)	17,734,525		8.4%
FMR LLC(13)	12,544,136		5.9%
* Represents less than 1% of the number of shares of common stock outstanding as of March 8, 2021.

(1)    Calculated using 211,679,644 shares of common stock outstanding as of March 8, 2021, which includes all unvested shares of restricted stock. There were no additional adjustments required by Rule 13d-3(d)(1)(i) of the Exchange Act as no executive officer or director has any right to acquire shares within 60 days in a manner similar to those rights set forth in Rule 13d-3(d)(1)(i) of the Exchange Act.
(2)    In accordance with the SEC rules, this does not include 30,685 deferred stock units granted to Mr. McCarten.
(3)    Mr. Brugger’s shares include (i) 583,107 shares of unvested restricted stock granted to him under our Incentive Plan, as amended (the “Incentive Plan”) and (ii) 1,070,471 shares of our common stock owned by him. In accordance with the SEC rules, this does not include 702,256 deferred stock units, 476,922 unvested PSUs or 136,150 LTIP units granted to Mr. Brugger.
(4)    In accordance with the SEC rules, this does not include 33,280 deferred stock units granted to Ms. Merrill.
(5)    Mr. Donnelly’s shares include (i) 243,408 shares of unvested restricted stock granted to him under our Incentive Plan and (ii) 5,000 shares of our common stock owned by him. In accordance with the SEC rules, this does not include 13,918 deferred stock units or 95,210 unvested PSUs granted to Mr. Donnelly.
(6)    Mr. Healy’s shares include 194,369 shares of unvested restricted stock granted to him under our Incentive Plan. In accordance with the SEC rules, this does not include 166,628 deferred stock units, 150,355 unvested PSUs or 37,559 LTIP units granted to Mr. Healy.
(7)    Mr. Furbay’s shares include 143,617 shares of unvested restricted stock granted to him under our Incentive Plan. In accordance with the SEC rules, this does not include 296,689 deferred stock units, 143,334 unvested PSUs or 88,053 LTIP units granted to Mr. Furbay.
(8)    Mr. Tennis’ shares include (i) 77,127 shares of unvested restricted stock granted to him under our Incentive Plan and (ii) 79,844 shares of our common stock owned by him. In accordance with the SEC rules, this does not include 245,488 deferred stock units, 103,419 unvested PSUs or 63,502 LTIP units granted to Mr. Tennis.
(9)    Includes an aggregate of 1,743,118 shares of common stock and 1,241,628 shares of unvested restricted stock.
(10)    Based solely on information contained in a Schedule 13G filed by BlackRock, Inc. with the SEC on January 25, 2021. The address of BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055. The Schedule 13G/A indicates that BlackRock Inc. has sole voting power with respect to 38,447,475 shares of common stock and sole dispositive power with respect to all of the shares of common stock.
(11)     Based solely on information contained in a Schedule 13G/A filed by The Vanguard Group, Inc., on behalf of itself and certain of its affiliates, with the SEC on February 10, 2021. The address of The Vanguard Group, Inc. is 100 Vanguard Blvd., Malvern, PA 19355. The Schedule 13G/A indicates that The Vanguard Group, Inc. has shared voting power with respect to 630,814 shares of common stock, sole dispositive power with respect to 29,181,236 shares of common stock and shared dispositive power with respect to 791,361 shares of common stock.
(12)    Based solely on information contained in a Schedule 13G filed by Invesco Ltd. with the SEC on February 16, 2021. The address of Invesco Ltd. is 1555 Peachtree Street NE, Suite 1800, Atlanta, GA 30309. The Schedule 13G indicates that Invesco Ltd. has sole voting power with respect to 13,163,396 shares of common stock and sole dispositive power with respect to all of the shares of common stock.
(13)    Based solely on information contained in a Schedule 13G/A filed by FMR LLC with the SEC on February 8, 2021. The address of FMR LLC is 245 Summer Street, Boston, MA 02210. The Schedule 13G/A indicates that FMR LLC has sole voting power with respect to 7,689,491 shares of common stock and sole dispositive power with respect to all of the shares of common stock.

Related Party Transactions
There were no material related party transactions during 2020. For a description of our policies and procedures with regard to related party transactions, please see “Corporate Governance Principles and Board Matters - Other Corporate Governance Matters  - Conflicts of Interest” elsewhere in this proxy statement.
Compensation Committee Interlocks and Insider Participation
During 2020, our Compensation Committee consisted of Messrs. Chi, Hartmeier, Ray, Shaw and Wardinski and Ms. McAvey and Merrill. None of them has served as an officer or employee of DiamondRock. None of these persons had any relationships with DiamondRock requiring disclosure under applicable rules and regulations of the SEC. In addition, none of our executive officers served during 2020 as a director or member of a compensation committee of any entity that has one or more of its executive officers serving as a member of our Board of Directors or our Compensation Committee.
Delinquent Section 16(a) Reports
Section 16(a) of the Exchange Act requires our executive officers and directors, and persons who own more than ten percent of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC and the NYSE. Our officers and directors and greater than ten percent beneficial owners are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. To our knowledge, based solely on our review of the copies of such reports furnished to us and written representations from our executive officers and directors that no other reports were required during the fiscal year ended December 31, 2020, all Section 16(a) filing requirements applicable to our executive officers, directors and greater than ten percent beneficial owners were satisfied on a timely basis.

OTHER MATTERS
Expenses of Solicitation
We will bear the cost of the solicitation of proxies. In an effort to have as large a representation at the annual meeting as possible, we may solicit proxies, in certain instances, personally or by telephone or mail by one or more of our employees. We also may reimburse brokers, banks, nominees and other fiduciaries for postage and reasonable clerical expenses of forwarding the proxy material to their principals who are beneficial owners of shares of our common stock.
Stockholder Proposals for Inclusion in Proxy Statement for 2022 Annual Meeting of Stockholders
Any stockholder proposals submitted pursuant to Exchange Act Rule 14a-8 for inclusion in our proxy statement and form of proxy for our 2022 annual meeting must be received by us no later than the close of business on November 26, 2021. Such proposals must also comply with the requirements as to form and substance established by the SEC if such proposals are to be included in the proxy statement and form of proxy. Any such proposal should be mailed to: DiamondRock Hospitality Company, 2 Bethesda Metro Center, Suite 1400, Bethesda, MD 20814, Attention: Corporate Secretary.
In order for an eligible stockholder or group of stockholders to nominate a director nominee for election at our 2022 annual meeting pursuant to the proxy access provision of our Bylaws, notice of such nomination and other required information must be received by our Company between October 27, 2021 and November 26, 2021. Our Bylaws state that such notice and other required information must be received by our Company not earlier than 150 days nor later than 120 days prior to the first anniversary of the date of mailing of the notice for the prior year’s annual meeting of stockholders (with adjustments if the date for the upcoming annual meeting of stockholders is advanced or delayed by more than 30 days from the anniversary date of the prior year’s annual meeting).
Other Stockholder Proposals
Our Bylaws provide that a stockholder who desires to propose any business at an annual meeting of stockholders, other than proposals submitted pursuant to Exchange Act Rule 14a-8, must give us written notice of such stockholder’s intent to bring such business before such meeting. Our Bylaws state that such stockholder’s notice must be delivered to the Company’s secretary at the Company’s principal executive office not earlier than 150 days nor later than 120 days prior to the first anniversary of the date of the proxy statement for the preceding year’s annual meeting. However, in the event that the date of the annual meeting is advanced or delayed more than 30 days from the first anniversary of the date of the preceding year’s annual meeting, notice by the stockholder to be timely must be delivered not earlier than 150 days and not later than 120 days prior to the date of such annual meeting, as originally convened, or 10 days following the day on which the date of such meeting is publicly announced, whichever is later. Accordingly, such notice must be received in writing at our principal executive office not earlier than October 27, 2021 nor later than November 26, 2021, unless our 2022 annual meeting of stockholders is scheduled to take place before April 5, 2022 or after June 4, 2022. The stockholder’s written notice must set forth a brief description of the business desired to be brought before the meeting and certain other information as set forth in Article II, Section 11 of our Bylaws. Stockholders may obtain a copy of our Bylaws by writing to DiamondRock Hospitality Company, c/o Corporate Secretary, 2 Bethesda Metro Center, Suite 1400, Bethesda, MD 20814.
Stockholder Nominations of Directors
Our Bylaws provide that a stockholder who desires to nominate directors at a meeting of stockholders must give us written notice, within the same time period described above for a stockholder who desires to bring business before a meeting, other than pursuant to Exchange Act Rule 14a-8. Notice of a nomination must be delivered to, or mailed and received at, DiamondRock Hospitality Company, c/o Corporate Secretary, 2 Bethesda Metro Center, Suite 1400, Bethesda, MD 20814. As set forth in Article II, Section 11 of our Bylaws, the notice must set forth certain information as to each person whom the stockholder proposes to nominate for election as a director, the stockholder giving the notice and certain other persons, if any, identified in our Bylaws.

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on 05/04/2021. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/DRH2021
You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on 05/04/2021. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:

1. Election of Directors

Nominees	**For**	**Against**	**Abstain**
1a. William W. McCarten	☐	☐	☐
1b. Mark W. Brugger	☐	☐	☐
1c. Timothy R. Chi	☐	☐	☐
1d. Kathleen A. Merrill	☐	☐	☐
1e. William J. Shaw	☐	☐	☐
1f. Bruce D. Wardinski	☐	☐	☐
1g. Tabassum Zalotrawala	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2 and 3.

NOTE: The proxies are also authorized to vote in their discretion upon such other business as may properly come before the Annual Meeting, including any postponement or adjournment of the meeting.

	Yes	**No**
Please indicate if you plan to attend this meeting	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

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Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and AR/Form 10-K are available at www.proxyvote.com

DIAMONDROCK HOSPITALITY COMPANY

The undersigned stockholder of DiamondRock Hospitality Company, a Maryland corporation, hereby acknowledges receipt of the Notice of the Annual Meeting of Stockholders and Proxy Statement and hereby appoints William J. Tennis, as attorney-in-fact and proxy of the undersigned, with full power of substitution of him, to vote all of the shares of DiamondRock Hospitality Company that the undersigned may be entitled to vote at the Annual Meeting of Stockholders of DiamondRock Hospitality Company to be held virtually at www.virtualshareholdermeeting.com/DRH2021 on Wednesday, May 5, 2021 at 10:00 a.m. (local time), and at any and all postponements and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions.

WHEN PROPERLY EXECUTED, THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST IN THE MANNER DIRECTED BY THE UNDERSIGNED. IF THIS PROXY IS PROPERLY EXECUTED BUT NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED IN PROPOSAL 1 AND FOR ALL OTHER PROPOSALS, AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT.

Continued and to be signed on reverse side

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